                                                                 SCUDDER
                                                                 INVESTMENTS(SM)
                                                                 [LOGO]


--------------------------------------------------------------------------------
EQUITY/GLOBAL
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Scudder
Latin America Fund


Annual Report
October 31, 2000



The fund seeks long-term capital appreciation.

Contents
--------------------------------------------------------------------------------

                       4   Letter from the Fund's President

                       6   Performance Update

                       8   Portfolio Summary

                      10   Portfolio Management Discussion

                      17   Investment Portfolio

                      20   Financial Statements

                      23   Financial Highlights

                      25   Notes to Financial Statements

                      32   Report of Independent Accountants

                      33   Tax Information

                      34   Shareholder Meeting Results

                      35   Officers and Directors

                      36   Investment Products and Services

                      38   Account Management Resources

Scudder Latin America Fund

--------------------------------------------------------------------------------
Class AARP                  ticker symbol SLAMX                  fund number 174
Class S                     ticker symbol SLAFX                  fund number 074
--------------------------------------------------------------------------------


Date of                 -    Although the Latin American markets have fallen so
Inception:                   far in 2000, the region has performed well in
12/8/92                      relation to other emerging markets during this
                             period. We believe that investors are encouraged by
                             the strengthening economies of Mexico and Brazil
Total Net                    and the ongoing focus on reform by the region's
Assets as of                 governments.
10/31/00 --
                        -    Management remains focused on companies with strong
Class AARP:                  free cash flows and attractive valuations. Since we
$0.02 million                believed technology and communication stocks were
                             already fully valued or overvalued, we were
Class S:                     underweight in the group, and this hurt performance
$422 million                 when it rallied in the November 1999-February 2000
                             period. However, the fact that we hold a smaller proportion of these stocks has helped since
                             February, as they have declined significantly.

Letter from the Fund's President

Dear Shareholders,

The past twelve months have been a time of extraordinary volatility in the global equity markets, particularly in the developing countries. Technology, media, and communications stocks experienced an enormous rally in the early months of the period, a time when it appeared that all the old rules of investing had been thrown out. But the spring brought a substantial correction to all areas of the globe, and most major markets remain far below their previous highs.

At times like these, it is important to remember that stock prices are not a perfect indicator of the fundamental trends that are unfolding within an individual company or even an entire region. The market tends to overshoot on the upside, valuing companies far above their actual worth (as was the case with many technology stocks in the spring); as well as on the downside, as has been the case with the many high-quality companies that have been swept away in the emerging markets' downturn this year. Investors should therefore focus on the fundamental trends that underlie stock price performance, and use market corrections as opportunities to consider adding to investments that may be trading below their actual worth.

In the opinion of the fund's management team, stocks in Latin America may represent such an opportunity. The wealth of reforms undertaken by governments and businesses in the region during the 1990s have improved the health of the region's corporations and helped boost economic growth. Nevertheless, the Latin American markets have declined so far in 2000. The divergence between the area's improving fundamentals and weak market performance may offer a unique chance to buy some outstanding companies that trade below their fair value. For more information on how the fund's management team is seeking to take advantage of these potential opportunities, please turn to the Portfolio Management Discussion that begins on page 10.

Thank you for your continued investment in Scudder Latin America Fund. For current information on the fund or your account, visit our Web site at www.scudder.com. There you'll find a wealth of information, including fund performance, the most recent news on Scudder products and services, and the opportunity to perform account transactions. You can also speak with one of our representatives by calling 1-800-SCUDDER (1-800-728-3337).

Sincerely,

/s/Linda C. Coughlin

Linda C. Coughlin
President
Scudder Latin America Fund

Performance Update
--------------------------------------------------------------------------------
                                                                October 31, 2000

--------------------------------------------------------------------------------
Growth of a $10,000 Investment
--------------------------------------------------------------------------------

THE ORIGINAL DOCUMENT CONTAINS A LINE CHART HERE

LINE CHART DATA:

                                                        Latin America
                             Scudder Latin             Investable Total
                         America Fund -- Class S         Return Index*
                         -----------------------         -------------
              12/92**             10000                       10000
             '93                  14728                       13041
             '94                  19651                       18352
             '95                  13567                       11480
             '96                  17407                       13691
             '97                  21455                       16796
             '98                  17114                       11700
             '99                  18992                       14403
             '00                  21680                       16902


                         Yearly periods ended October 31

-----------------------------------------------------------------------------------------------
Fund Index Comparison
-----------------------------------------------------------------------------------------------
                                                                   Total Return
                                                      Growth of        Average
Period ended 10/31/2000                                $10,000        Cumulative         Annual
-----------------------------------------------------------------------------------------------
Scudder Latin America Fund -- Class S
-----------------------------------------------------------------------------------------------
1 year                                                 $  11,415        14.15%          14.15%
-----------------------------------------------------------------------------------------------
5 year                                                 $  15,980        59.80%           9.83%
-----------------------------------------------------------------------------------------------
Life of Fund**                                         $  22,583       125.83%          10.86%
-----------------------------------------------------------------------------------------------
IFC Latin America Investable Total Return Index*
-----------------------------------------------------------------------------------------------
1 year                                                 $  11,735        17.35%          17.35%
-----------------------------------------------------------------------------------------------
5 year                                                 $  14,723        47.23%           8.03%
-----------------------------------------------------------------------------------------------
Life of Fund**                                         $  16,902        69.02%           6.93%
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Returns and Per Share Information
--------------------------------------------------------------------------------

THE ORIGINAL DOCUMENT CONTAINS A BAR CHART HERE

BAR CHART DATA:

                         Yearly periods ended October 31

                                                  IFC Latin
                    Scudder Latin            America Investable
               America Fund -- Class S       Total Return Index*
               -----------------------       -------------------
 1993**                53.42                       28.72
 1994                  33.43                       48.17
 1995                 -30.96                      -37.44
 1996                  28.31                       19.26
 1997                  23.25                       22.68
 1998                 -20.23                      -30.34
 1999                  10.97                       23.10
 2000                  14.15                       17.35


                        1993**      1994      1995      1996      1997      1998       1999       2000
-----------------------------------------------------------------------------------------------------------
Fund Total
Return (%)             53.42***     33.43    -30.96     28.31    23.25    -20.23      10.97      14.15
-----------------------------------------------------------------------------------------------------------
Index Total
Return (%)             28.72       48.17    -37.44     19.26     22.68    -30.34      23.10      17.35
-----------------------------------------------------------------------------------------------------------
Net Asset Value
($)                    18.41       24.44     16.22     20.63     25.12     19.02      19.95      22.74
-----------------------------------------------------------------------------------------------------------
Income
Dividends ($)             --         .06        --       .15       .26       .25        .37        .05
-----------------------------------------------------------------------------------------------------------
Capital Gains
Distributions ($)         --         .06       .73        --        --      1.14        .64         --
-----------------------------------------------------------------------------------------------------------

* The IFC Latin America Investable Total Return Index is prepared by International Finance Corporation. It is an unmanaged, market capitalization-weighted representation of stock performance in seven Latin American markets, and measures the returns of stocks that are legally and practically available to investors. Unlike Fund returns, Index returns do not reflect fees or expenses.

** The Fund commenced operations on December 8, 1992. Index comparisons begin December 31, 1992.

*** Total return does not reflect the effect to the shareholder of the applicable redemption fees. On October 2, 2000, existing shares of the Fund were redesignated as Class S shares. In addition, the Fund commenced offering Class AARP shares. The total return information provided is for the Fund's Class S shares.

         All performance is historical, assumes reinvestment of all dividends and capital gains, and is not indicative of future results. Investment return and principal value will fluctuate, so an investor's shares, when redeemed, may be worth more or less than when purchased. If the Adviser had not maintained the Fund's expenses, the five-year and life-of-Fund total returns would have been lower.

Portfolio Summary
--------------------------------------------------------------------------------
                                                                October 31, 2000

--------------------------------------------------------------------------------
Geographical
--------------------------------------------------------------------------------
(Excludes 5% Cash Equivalents)                           The fund's weighting in
                                                            Mexico has decreased
THE ORIGINAL DOCUMENT CONTAINS A PIE CHART                 from 56% of assets on
BELOW REFLECTING THE FOLLOWING INFORMATION:            April 30, 2000, while its
                                                         weighting in Brazil has
                                                             increased from 35%.

Mexico                      50%
Brazil                      41%
Argentina                    3%
Chile                        3%
Panama                       2%
Other                        1%
------------------------------------------
                           100%
------------------------------------------



--------------------------------------------------------------------------------
Sectors
--------------------------------------------------------------------------------
(Excludes 5% Cash Equivalents)                             Management's focus on
                                                           companies with strong
THE ORIGINAL DOCUMENT CONTAINS A PIE CHART               fundamentals has led it
BELOW REFLECTING THE FOLLOWING INFORMATION:                        to maintain a
                                                        substantial weighting in
                                                        the consumer staples and
                                                         communications sectors.

Consumer Staples            27%
Communications              24%
Energy                      13%
Financial                   11%
Construction                 7%
Manufacturing                5%
Consumer Discretionary       5%
Media                        3%
Metals & Minerals            3%
Service Industries           2%
----------------------------------------------
                           100%
----------------------------------------------

--------------------------------------------------------------------------------
Ten Largest Equity Holdings
--------------------------------------------------------------------------------
(60% of Portfolio)                                       The fund's top holdings
                                                            reflect management's
                                                        emphasis on well-managed
                                                           companies with strong
                                                           franchises and steady
                                                                earnings growth.

 1.     Petroleo Brasileiro S.A.
        Producer and marketer of petroleum and petroleum products in Brazil

 2.     Telefonos de Mexico S.A. de C.V.
        Provider of telecommunication services in Mexico

 3.     Fomento Economico Mexicano S.A. de C.V.
        Producer of beer, soft drinks and mineral water in Mexico

 4.     Tele Norte Leste Participacoes S.A.
        Provider of local telecommunication services in Brazil

 5.     Banco Itau S.A.
        Provider of commercial banking services in Brazil

 6.     Kimberly Clark de Mexico S.A. de C.V.
        Producer of consumer paper products in Mexico

 7.     Wal-Mart de Mexico S.A. de C.V.
        Retailer of discount food, clothing and other merchandise in Mexico

 8.     Brasil Telecom Participacoes S.A. (ADR)
        Provider of local telecommunication services to the southwestern region of Brazil

 9.     Companhia de Bebidas das Americas
        Producer of beer, soft drinks, teas, bottled water, fruit juices and sports drinks in Brazil

10.     Grupo Continental S.A.
        Producer and distributor of soft drinks, sugar and mineral water in Mexico


For more complete details about the Fund's investment portfolio, see page 17. A quarterly Fund Summary and Portfolio Holdings are available upon request.

Portfolio Management Discussion
--------------------------------------------------------------------------------
                                                                October 31, 2000

Dear Shareholders,

The past year has been a tumultuous time in the global equity markets, but stocks in Latin America have held up well on a relative basis despite losing ground so far in 2000. A strong performance from the economies of Mexico and Brazil, combined with falling interest rates, stable currency exchange rates, and positive developments on the political front, have allowed the Latin American markets to post a strong performance in relation to other world markets.

In the first two months of the fund's fiscal year (November and December 1999), the Class S shares of the fund were up 30.7%. During the following ten months, the fund's performance decreased 12.67%. For the twelve-month period ended October 31, 2000, the Class S shares of Scudder Latin America Fund produced a total return of 14.15%, trailing the 17.35% return of their unmanaged benchmark, the IFC Latin America Investable Total Return Index (IFC Index).

The primary reason for the fund's underperformance over the full period was its underweight position in the technology, media, and telecommunications (TMT) sectors, groups that experienced significant rallies in the first four months of the fiscal year. By its prospectus, the fund can only invest 25% of its net assets in any single sector, which provides less flexibility than is afforded to either the benchmark or our competitors. As a result of its lower weighting in these areas, the fund trailed both its peer group and the IFC Index during the first half of the period. The prospectus guidelines were not the only reason for the fund's underweight position in these areas, however. Although we could have added to the fund's position in Internet stocks (which are part of the "media" category, an area where we held substantially less than 25% of net assets), we chose not to because many had been publicly traded for less than a year and, in our view, were vastly overpriced by the markets. This positioning ultimately proved beneficial for the fund, as the TMT sector collapsed and stocks in more conservative areas -- such as consumer staples -- began to outperform. In this phase, our diversified approach and focus on fundamentals paid off as the fund was cushioned against the sharp decline in the more richly valued sectors of the Latin American stock markets. The value of this approach has been reflected in the fund's long-term performance numbers: since inception in 1992, the Class S shares of the fund have posted an average annual return of 10.86%, compared to 6.93% for the IFC Index.

Investment Backdrop

Almost two years after the Brazilian currency devaluation, Latin America is reporting solid growth with declining inflation. The region rebounded well from the 1999 recession, with real gross domestic product (GDP) estimated at 4% for 2000. Inflation is projected to be the lowest in many years, with Mexico and Brazil in the single digits. Both countries are reporting sharp improvements in their fiscal accounts, and the current account deficits have been easily financed by continued strength in foreign direct investment (FDI). Latin American currencies have withstood both political noise and rising U.S. interest rates, and have actually strengthened, in the case of Mexico and Brazil, since the beginning of the year. The improved macroeconomic trends for Brazil and Mexico, with accompanying declines in unemployment and increases in real wage rates, have given rise to heightened domestic confidence and stronger consumer spending.

A key factor in Latin America's recovery is the comprehensive economic and political reform of the 1990s. The region is better prepared to fend off shocks than it was a few years ago, due to the tremendous progress made in restructuring the balance sheets of both the public and private sectors. The shift in policy toward inflation targeting and strict fiscal discipline exhibited by the Central Banks of Brazil and Mexico have also won them high marks in the international markets.

Country Profiles

In Mexico (where the fund holds 48% of net assets), Vicente Fox's convincing victory in the recent presidential election was a watershed event, heralding a new era in the country's history. We believe that his victory will be a major long-term positive for the equity markets. With the outcome of the Mexican election known, companies are accelerating investment plans, as well as implementing strategic initiatives in the face of higher growth and a continued strong currency. GDP growth for the second quarter came in over 7% -- a figure that surprised the market and led to worry about overheating at the Central Bank. The strong GDP growth was reflected in third quarter corporate earnings, and is being driven by all sectors of the economy. Investment, consumption and exports all reported outstanding numbers for the second quarter, demonstrating that a recovery is at hand.

We believe that the investment backdrop in Brazil (39% of the fund's net assets) is also highly positive for two reasons: improving fiscal stability and falling interest rates. Brazil has been delivering excellent results on the fiscal front, which has allowed the Central Bank to lower domestic rates to 16.5%, the lowest level since 1994. We feel that the combination of accelerating growth, declining inflation and an improved interest rate picture forms the backdrop for a robust equity market in the next 12-18 months. The business cycle has already started to turn positive, with indicators such as industrial production and investment spending on the rise. Increasing retail sales, rising consumer loans, and declining unemployment suggest that a stronger consumer is helping fuel the economic recovery.

Risk Factors

Our outlook for the region, while bullish, is not without risk. Increasingly, Latin American equity investing is becoming a tale of two markets: Mexico and Brazil. The delisting of companies through buyouts -- as happened earlier this year with Telefonica of Spain's purchase of the remaining minority stakes in their Latin American subsidiaries -- has made investing in the peripheral markets all the more difficult. In the past year, for example, the market capitalization of the Argentine market has been reduced by more than half, due to the tender offers made for YPF, Astra, Telefonica de Argentina and a few others. In addition, the low trading volumes in Latin America, which are roughly half of normal levels, make investing more problematic. Global and emerging markets investors have expressed a preference for larger, more liquid stocks, essentially making some of the other markets, including Argentina, irrelevant. We hope for increasing trading volumes on the part of local investors, particularly in Brazil, where the cash flows from maturing fixed income securities should revert to equities now that interest rates have fallen to much lower levels.

Investment Strategy

We continue to focus on fundamentals and invest on a bottom-up, company-by-company basis. Most importantly, we look at the ability of individual companies to grow their operations using cash flows that are generated internally, rather than businesses that depend on external sources for the cash necessary to finance growth. A company that throws off strong cash flows and doesn't have to use the money for expenses or interest payments is free to plow the money back into the business. This means that it can invest in growth opportunities or buy back its own stock, either of which can lead to improved returns for shareholders. As a result, a common theme among all companies in the portfolio is a demonstrated ability to generate cash, invest it wisely, and gain an attractive return from the investment. The greater a company's free cash flow and the better its return, the greater the likelihood that the company will be a winner.

The key to making this approach work over the long term, we believe, is to remain disciplined at all times, even when the markets are eschewing value and fundamentals in favor of momentum-based strategies (as was the case in the November 1999-February 2000 period). The subsequent decline in speculative stocks around the world demonstrates that investments cannot be judged on a moment-by-moment basis. A solid investment rationale has nothing to do with what you think will happen in the next week or month. Instead, it should be based on fundamentals and intense, on-the-ground, fundamental research.

The portfolio is overweight in both Mexico and Brazil, in order to take advantage of what we believe are the good prospects for individual companies in both countries. In Brazil, the portfolio is heavily weighted in companies that stand to benefit from an economic recovery and falling interest rates, as well as select fixed-line telecommunications stocks. We favor larger, more liquid stocks, and the traditional consumer-oriented companies over commodities stocks and cyclicals (with the exception of oil companies such as Petrobras). The fund is generally underweight industrials, mining and steel companies, since they are more exposed to trends in global growth and strong exchange rates could hurt their profitability. We have trimmed our exposure to the less liquid markets, including Peru, Argentina and Chile, where economic growth is far less certain and there are fewer liquid, undervalued companies to choose from.

Conclusion

In our view, the macroeconomic outlook for Latin America in 2001 is extremely positive. We are optimistic that Latin America is at a turning point, having survived multiple crises over the past few years. Given our experience in managing assets during these turbulent times, we are conscious of the potential for risk and its implications on stock market returns. Certainly, a recession in the United States would throw off all expectations for a continued economic rebound in the region, and would jeopardize the prospects for the equity markets. A second risk, which has come to the fore recently, is the threat of a large currency devaluation in Argentina, given the country's economic woes. We do not ascribe to this theory, nor do we believe it would have long-term implications for the larger markets.

We believe that an abandonment of Argentina's Convertibility program (which pegs the peso on a one-to-one basis with the U.S. dollar) would, however, cause havoc in the rest of the markets, at least in the short term.

Despite these potential risks, we remain enthusiastic on the long-term prospects for stocks in Latin America. It is important to keep in mind, however, that there will be setbacks along the way. The region has always been highly volatile, and that is unlikely to change in the coming years. But for investors who are willing to withstand these short-term fluctuations, the region could offer substantial opportunities. Thank you for your continued investment in Scudder Latin America Fund.

Sincerely,
Your Portfolio Management Team


/s/Edmund B. Games, Jr.             /s/Tara C. Kenney
--------------------------         ------------------------------------
Edmund B. Games, Jr.                  Tara C. Kenney



/s/Paul H. Rogers
--------------------------
Paul H. Rogers




The opinions expressed are those of the portfolio management team as of October 31, 2000, and may not actually come to pass.

Scudder Latin America Fund:

A Team Approach to Investing

Scudder Latin America Fund is managed by a team of Scudder Kemper Investments, Inc. (the "Adviser") professionals, each of whom plays an important role in the fund's management process. Team members work together to develop investment strategies and select securities for the fund's portfolio. They are supported by the Adviser's large staff of economists, research analysts, traders, and other investment specialists who work in offices across the United States and abroad. The Adviser believes that a team approach benefits fund investors by bringing together many disciplines and leveraging the firm's extensive resources.

Lead portfolio manager Edmund B. Games, Jr. has set the fund's investment strategy and overseen its daily operation since the fund was introduced in 1992. Mr. Games joined the Adviser's equity research area in 1960 and has focused on Latin American stocks since 1988.

Portfolio manager Tara C. Kenney assists with the fund's research and investment strategy. Ms. Kenney joined the fund team in 1996 and has 12 years of investment industry experience.

Portfolio manager Paul H. Rogers joined the fund team in 1996 and is primarily responsible for research on Latin American corporations. Mr. Rogers joined the Adviser in 1994 and has over 12 years of investment industry experience.


Investment Portfolio                                                       as of October 31, 2000
-------------------------------------------------------------------------------------------------

                                                                      Principal
                                                                      Amount ($)     Value ($)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Short-Term Investments 5.3%
-------------------------------------------------------------------------------------------------

 Student Loan Marketing Association, 6.45%**, 11/1/2000
    (Cost $22,269,000) ..........................................      22,269,000      22,269,000

                                                                         Shares
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Common Stocks 94.7%
-------------------------------------------------------------------------------------------------

 Argentina 3.2%
 BI S.A. "A" (Provider of financial services) (b) ...............       3,000,000       2,250,000
 Perez Companc S.A. "B" (ADR) (Operator of an
    investment company) .........................................         410,045       5,894,392
 Telecom Argentina S.A. "B" (ADR) (Provider of
    telecommunications services) ................................         325,000       5,585,938
                                                                                    -------------
                                                                                       13,730,330
                                                                                    -------------
 Brazil 38.9%
 Aracruz Celulose S.A. "B" (pfd.) (ADR) (Producer of
    eucalyptus kraft pulp) ......................................         420,000       6,300,000
 Banco Bradesco S.A. (pfd.) (ADR) (Provider of banking
    services) ...................................................         375,000       2,367,189
 Banco Itau S.A. (pfd.) (Provider of commercial banking
    services) ...................................................     271,153,400      21,192,779
 Brasil Telecom Participacoes S.A. (pfd.) (ADR) (Provider of
    local telecommunication services to the southwestern
    region of Brazil) ...........................................         330,000      17,881,875
 Companhia de Bebidas das Americas (pfd.) (Producer of
    beer, soft drinks, teas, bottled water, fruit juices and
    sports drinks) ..............................................      75,000,005      16,816,185
 Companhia Vale do Rio Doce (pfd.) (ADR) (Operator of a
    diverse mining and industrial complex) ......................         520,000      12,220,000
 Petrobras Distribuidora S.A.* (pfd.) (Distributor of
    petroleum and natural gas) ..................................     400,200,000       6,628,576
 Petroleo Brasileiro S.A. (pfd.) (Producer and marketer of
    petroleum and petroleum products) ...........................       1,650,000      43,950,789
 Tele Norte Leste Participacoes S.A. (pfd.) (ADR) (Provider of
    local telecommunication services) ...........................       1,125,000      24,890,625
 Telecomunicacoes do Parana S.A. (pfd.) (Provider of
    telecommunication services) .................................   1,425,194,454      11,004,001
 Votorantim Celulose e Papel S.A. (ADR) (Producer and
    exporter of printing, writing and other specialty papers) ...          80,000       1,380,000
                                                                                    -------------
                                                                                      164,632,019
                                                                                    -------------

     The accompanying notes are an integral part of the financial statements.

-------------------------------------------------------------------------------------------------

                                                                      Shares           Value ($)
-------------------------------------------------------------------------------------------------
 Chile 2.9%
 Companhia Cervecerias Unidas S.A. (ADR) (Bottler and
    distributor of beer, soft drinks and mineral water) ...             530,000        10,235,625
 Embotelladora Andina S.A. "B" (ADR) (Distributor of
    Coca-Cola soft drinks) ................................             200,000         1,912,500
                                                                                      -----------
                                                                                       12,148,125
                                                                                      -----------
 Colombia 0.2%
 Bavaria S.A. (Producer and distributor of beer and
    other beverages) ......................................             309,899           971,379
                                                                                      -----------
 Mexico 47.6%
 Apasco, S.A. de C.V. (Manufacturer of cement and
    ready-mixed concrete) .................................           2,100,000        10,764,161
 Cemex S.A. de C.V. (ADR) (Producer of concrete and
    cement) ...............................................             600,000        12,675,000
 Coca-Cola FEMSA, S.A. de C.V. "L" (ADR) (Bottler and
    distributor of soft drinks) ...........................             290,000         5,564,375
 Fomento Economico Mexicano S.A. de C.V. (ADR)
    (Producer of beer, soft drinks and mineral water) .....             900,000
                                                                                       34,368,750
 Grupo Continental S.A. (Producer and distributor of
    soft drinks, sugar and mineral water) .................          13,688,500        16,180,768
 Grupo Embotelladora Unidas S.A. de C.V. "B" (Producer
    and marketer of soft drinks) ..........................           1,889,134         2,569,040
 Grupo Financiero Inbursa, S.A. de C.V. "O"* (Provider of
    financial services) ...................................           2,975,300        11,344,703
 Grupo Industrial Bimbo S.A. de C.V. "A" (Producer of
    bread and other baked goods) ..........................           2,500,000         3,472,985
 Grupo Televisa S.A. de C.V. (GDR)* (Operator of
    entertainment businesses) .............................             240,000        12,990,000
 Kimberly Clark de Mexico S.A. de C.V. "A" (Producer of
    consumer paper products) ..............................           8,000,000        20,461,321
 Organizacion Soriana S.A. de C.V. "B" (Owner and
    operator of the Soriana chain of hypermarkets) ........             100,000           313,824
 Panamerican Beverages Inc. "A" (Bottler of soft drinks) ..             800,800        13,213,200
 Pepsi-Gemex S.A. "B"* (Distributor of soft-drink
    products) (b) .........................................           6,544,500         1,597,416
 Telefonos de Mexico S.A. de C.V. "L" (ADR) (Provider of
    telecommunication services) ...........................             700,000        37,756,250
 Wal-Mart de Mexico S.A. de C.V. "C"* (Retailer of discount
    food, clothing and other merchandise) .................           8,000,000        18,243,632
                                                                                      -----------
                                                                                      201,515,425
                                                                                      -----------
 Panama 1.5%
 Banco Latinoamericano de Exportaciones S.A. "E" (ADR)
    (Provider of banking services) ........................             250,000         6,265,625
                                                                                      -----------


    The accompanying notes are an integral part of the financial statements.

                                                                        Shares          Value ($)
-------------------------------------------------------------------------------------------------
 Peru 0.4%
 Union de Cervecerias Backus y Johnston S.A. "T" (Producer
    of malted, nonalcoholic and carbonated drinks) ........           6,803,019         1,900,501
                                                                                      -----------

Total Common Stocks (Cost $376,712,668)                                               401,163,404
-------------------------------------------------------------------------------------------------
Total Investment Portfolio -- 100.0% (Cost $398,981,668) (a)                          423,432,404
-------------------------------------------------------------------------------------------------

*        Non-income producing security.

**       Annualized yield at time of purchase; not a coupon rate.

(a) The cost for federal income tax purposes was $400,277,138. At October 31, 2000, net unrealized appreciation for all securities based on tax cost was $23,155,266. This consisted of aggregate gross unrealized appreciation for all securities in which there was an excess of value over tax cost of $74,811,938 and aggregate gross unrealized depreciation for all securities in which there was an excess of tax cost over value of $51,656,672.

(b) Securities valued in good faith by the Valuation Committee of the Board of Directors at fair value amounted to $3,847,416 (0.91% of net assets). Their values have been estimated by the Valuation Committee in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the difference could be material. The cost of these securities at October 31, 2000 aggregated $12,104,393. These securities may also have certain restrictions as to resale.

The accompanying notes are an integral part of the financial statements.

Financial Statements

--------------------------------------------------------------------------------
Statement of Assets and Liabilities as of October 31, 2000
--------------------------------------------------------------------------------

Assets
-----------------------------------------------------------------------------------------
Investments in securities, at value (cost $398,981,668) .................   $ 423,432,404
Cash ....................................................................         242,530
Foreign currency, at value (cost $79,165) ...............................          81,371
Receivable for investments sold .........................................         965,080
Dividends receivable ....................................................         304,995
Receivable for Fund shares sold .........................................          77,783
Due from Adviser ........................................................          32,505
                                                                            -------------
Total assets ............................................................     425,136,668

Liabilities
-----------------------------------------------------------------------------------------
Payable for investments purchased .......................................       1,567,586
Payable for Fund shares redeemed ........................................         368,633
Accrued management fee ..................................................         445,884
Accrued Directors' fees and expenses ....................................          67,609
Other accrued expenses and payables .....................................         522,178
                                                                            -------------
Total liabilities .......................................................       2,971,890

Net assets, at value                                                        $ 422,164,778

Net Assets
-----------------------------------------------------------------------------------------
Net assets consist of:
Undistributed net investment income......................................       2,584,768
Net unrealized appreciation (depreciation) on:
  Investments ...........................................................      24,450,736
  Foreign currency related transactions .................................          (7,865)
Accumulated net realized gain (loss) ....................................      25,644,188
Paid-in capital .........................................................     369,492,951

Net assets, at value                                                        $ 422,164,778

Net Asset Value
-----------------------------------------------------------------------------------------
Class AARP
Net Asset Value, offering and redemption price per share
   ($21,839 / 960 shares of capital stock outstanding, $.01 par value,
    100,000,000 shares authorized) ......................................   $       22.75
Class S
Net Asset Value, offering and redemption price per share ($422,142,939 /
   18,563,017 shares of capital stock outstanding, $.01 par value,
   100,000,000 shares authorized) .......................................   $       22.74

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Statement of Operations for the year ended October 31, 2000
--------------------------------------------------------------------------------

Investment Income
--------------------------------------------------------------------------------
Income:
Dividends (net of foreign taxes withheld of $1,039,258) ........   $ 11,419,799
Interest .......................................................      1,672,082
                                                                   ------------
Total Income ...................................................     13,091,881
                                                                   ------------
Expenses:
Management fee .................................................      6,323,367
Services to shareholders .......................................      1,459,612
Custodian and accounting fees ..................................        726,260
Administrative fee .............................................        227,580
Auditing .......................................................         55,200
Legal ..........................................................          7,665
Directors' fees and expenses ...................................        101,454
Reports to shareholders ........................................        101,226
Registration fees ..............................................         25,510
Other ..........................................................         69,884
                                                                   ------------
Total expenses, before expense reductions ......................      9,097,758
Expense reductions .............................................        (32,505)
                                                                   ------------
Total expenses, after expense reductions .......................      9,065,253
Net investment income (loss) ...................................      4,026,628

Realized and unrealized gain (loss) on investment transactions
--------------------------------------------------------------------------------
Net realized gain (loss) from:
Investments ....................................................     55,172,746
Foreign currency related transactions
  (including CPMF tax of $383,577) .............................       (960,373)
                                                                   ------------
                                                                     54,212,373
                                                                   ------------
Net unrealized appreciation (depreciation) during the period on:
Investments ....................................................     12,037,029
Foreign currency related transactions ..........................        657,907
                                                                   ------------
                                                                     12,694,936
--------------------------------------------------------------------------------
Net gain (loss) on investment transactions                           66,907,309
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from operations    $ 70,933,937
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

-------------------------------------------------------------------------------
Statements of Changes in Net Assets
-------------------------------------------------------------------------------

                                                         Years Ended October 31,
Increase (Decrease) in Net Assets                          2000             1999
-------------------------------------------------------------------------------------
Operations:
Net investment income (loss) ......................   $   4,026,628    $   7,748,436
Net realized gain (loss) on investment transactions      54,212,373      (30,707,394)
Net unrealized appreciation (depreciation) on
   investment transactions during the period  .....      12,694,936       68,718,457
                                                      -------------    -------------
Net increase (decrease) in net assets resulting
   from operations ................................      70,933,937       45,759,499
                                                      -------------    -------------
Distributions to shareholders from:
Net investment income -- Class S ..................      (1,108,570)      (9,206,695)
                                                      -------------    -------------
Net realized gains -- Class S .....................            --        (15,934,116)
                                                      -------------    -------------
Fund share transactions:
Proceeds from shares sold .........................     204,140,220      264,196,798
Reinvestment of distributions .....................       1,045,242       23,977,201
Cost of shares redeemed ...........................    (301,807,848)    (363,449,884)
                                                      -------------    -------------
Net increase (decrease) in net assets from Fund
   share transactions .............................     (96,622,386)     (75,275,885)
                                                      -------------    -------------
Increase (decrease) in net assets .................     (26,797,019)     (54,657,197)

Net assets at beginning of period .................     448,961,797      503,618,994

Net assets at end of period (including
   undistributed net investment income of
   $2,584,768 and $585,628, respectively) .........   $ 422,164,778    $ 448,961,797


    The accompanying notes are an integral part of the financial statements.

Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout the period and other performance information derived from the financial statements.

Class AARP

--------------------------------------------------------------------------------------
                                                                              2000(a)
--------------------------------------------------------------------------------------
Net asset value, beginning of period                                         $ 3.51
                                                                             ---------
--------------------------------------------------------------------------------------
Income (loss) from investment operations:
--------------------------------------------------------------------------------------
  Net investment income (loss) (b)                                             (.03)
--------------------------------------------------------------------------------------
  Net realized and unrealized gain (loss) on investment transactions           (.73)
                                                                             ---------
--------------------------------------------------------------------------------------
  Total from investment operations (.76) Less distributions from:
--------------------------------------------------------------------------------------
  Net investment income                                                          --
--------------------------------------------------------------------------------------
Net asset value, end of period                                               $22.75
                                                                             ---------
--------------------------------------------------------------------------------------
Total Return (%)                                                              (3.23)**
--------------------------------------------------------------------------------------

Ratios to Average Net Assets and Supplemental Data
--------------------------------------------------------------------------------------
Net assets, end of period ($ millions)                                          .02
--------------------------------------------------------------------------------------
Ratio of expenses (%)                                                          1.91*
--------------------------------------------------------------------------------------
Ratio of net investment income (loss) (%)                                      (.15)**
--------------------------------------------------------------------------------------
Portfolio turnover rate (%)                                                      42
--------------------------------------------------------------------------------------

(a) For the period from October 2, 2000 (commencement of sales of Class AARP shares) to October 31, 2000.

(b)      Based on daily average shares outstanding during the period.

*        Annualized

**       Not annualized

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

Class S (a)

-----------------------------------------------------------------------------------------------------------
Years Ended October 31,                                  2000       1999       1998       1997      1996
-----------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                   $19.95     $19.02     $25.12     $20.63    $16.22
                                                       ----------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
-----------------------------------------------------------------------------------------------------------
  Net investment income (loss) (b)                        .20(f)     .31        .34        .26       .25
-----------------------------------------------------------------------------------------------------------
  Net realized and unrealized gain                       2.64       1.63      (5.05)      4.49      4.30
  (loss) on investment transactions                    ----------------------------------------------------
-----------------------------------------------------------------------------------------------------------
  Total from investment operations                       2.84       1.94      (4.71)      4.75      4.55
-----------------------------------------------------------------------------------------------------------
Less distributions from:
-----------------------------------------------------------------------------------------------------------
  Net investment income                                  (.05)      (.37)      (.25)      (.26)     (.15)
-----------------------------------------------------------------------------------------------------------
  Net realized gains on investment                         --       (.64)     (1.14)        --        --
  transactions                                         ----------------------------------------------------
-----------------------------------------------------------------------------------------------------------
  Total distributions                                    (.05)     (1.01)     (1.39)      (.26)     (.15)
-----------------------------------------------------------------------------------------------------------
Redemption fees (c)                                        --         --         --         --       .01
-----------------------------------------------------------------------------------------------------------
Net asset value, end of period                         $22.74     $19.95     $19.02     $25.12    $20.63
                                                       ----------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Total Return (%)                                        14.15      10.97     (20.23)     23.25     28.31(d)
-----------------------------------------------------------------------------------------------------------

Ratios to Average Net Assets and Supplemental Data
-----------------------------------------------------------------------------------------------------------
Net assets, end of period ($ millions)                    422        449        504        883       622
-----------------------------------------------------------------------------------------------------------
Ratio of expenses  before expense                        1.80(e)    1.96       1.87       1.89      1.96
reductions(%)
-----------------------------------------------------------------------------------------------------------
Ratio of expenses after expense                          1.79(e)    1.96       1.87       1.89      1.96
reductions (%)
-----------------------------------------------------------------------------------------------------------
Ratio of net investment income (loss) (%)                 .80       1.61       1.45        .98      1.32

-----------------------------------------------------------------------------------------------------------
Portfolio turnover rate (%)                                42         48         44         42        22
-----------------------------------------------------------------------------------------------------------

(a) On October 2, 2000, existing shares of the Fund were redesignated as Class S shares.

(b)      Based on monthly average shares outstanding during the period.

(c) Until September 5, 1996, upon the redemption or exchange of shares held by shareholders for less than one year, a fee of 2% was assessed and retained by the Fund for the benefit of the remaining shareholders.

(d) Shareholders redeeming shares held less than one year will have a lower total return due to the effect of the 2% redemption fee.

(e) The ratios of operating expenses excluding costs incurred in connection with the reorganization before and after expense reductions were 1.79% and 1.79%, respectively (see Notes to Financial Statements).

(f) Net investment income per share includes non-recurring dividend income of $.05 per share.

Notes to Financial Statements

A. Significant Accounting Policies

Scudder Latin America Fund (the "Fund") is a non-diversified series of Scudder International Fund, Inc. (the "Corporation") which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is organized as a Maryland Corporation.

On October 2, 2000, the Fund commenced offering multiple classes of shares. Existing shares of the Fund were redesignated as Class S and the Fund commenced offering Class AARP shares. The two classes of shares provide investors with different purchase options. Shares of Class AARP are especially designed for members of AARP. Investment income, realized and unrealized gains and losses, and certain fund-level expenses and expense reductions, if any, are borne pro rata on the basis of relative net assets by the holders of both classes except that each class bears certain expenses unique to that class such as reorganization expenses (see Note F). Differences in class-level expenses may result in payment of different per share dividends by class. All shares of the Fund have equal rights with respect to voting subject to class-specific arrangements. Effective October 2, 2000, there are no class-specific expenses.

The Fund's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require the use of management estimates. The policies described below are followed consistently by the Fund in the preparation of its financial statements.

Security Valuation. Investments are stated at value determined as of the close of regular trading on the New York Stock Exchange. Securities which are traded on U.S. or foreign stock exchanges are valued at the most recent sale price reported on the exchange on which the security is traded most extensively. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation is used. Securities quoted on the Nasdaq Stock Market ("Nasdaq"), for which there have been sales, are valued at the most recent sale price reported. If there are no such sales, the value is the most recent bid quotation. Securities which are not quoted on Nasdaq but are traded in another over-the-counter market are valued at the most recent sale price, or if no sale occurred, at the calculated mean between the most recent bid and asked quotations on such market. If there are no such bid and asked quotations, the most recent bid quotation shall be used.

Money market instruments purchased with an original maturity of sixty days or less are valued at amortized cost.

All other securities are valued at their fair value as determined in good faith by the Valuation Committee of the Board of Directors.

Foreign Currency Translations. The books and records of the Fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing exchange rates at period end. Purchases and sales of investment securities, income and expenses are translated into U.S. dollars at the prevailing exchange rates on the respective dates of the transactions.

Net realized and unrealized gains and losses on foreign currency transactions represent net gains and losses between trade and settlement dates on securities transactions, the disposition of forward foreign currency exchange contracts and foreign currencies, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. That portion of both realized and unrealized gains and losses on investments that results from fluctuations in foreign currency exchange rates is not separately disclosed but is included with net realized and unrealized gains and losses on investment securities.

Repurchase Agreements. The Fund may enter into repurchase agreements with certain banks and broker/dealers whereby the Fund, through its custodian or sub-custodian bank, receives delivery of the underlying securities, the amount of which at the time of purchase and each subsequent business day is required to be maintained at such a level that the market value is equal to at least the principal amount of the repurchase price plus accrued interest.

Forward Foreign Currency Exchange Contracts. A forward foreign currency exchange contract ("forward contract") is a commitment to purchase or sell a foreign currency at the settlement date at a negotiated rate. During the period, the Fund utilized forward contracts as a hedge against changes in the exchange rates relating to foreign currency denominated assets.

Forward contracts are valued at the prevailing forward exchange rate of the underlying currencies and unrealized gain/loss is recorded daily. Sales and purchases of forward contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset; otherwise, gain
(loss) is realized on settlement date. Realized and unrealized gains and losses which represent the difference between the value of a forward contract to buy and a forward contract to sell are included in net realized and unrealized gain
(loss) from foreign currency related transactions.

Certain risks may arise upon entering into forward contracts from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward contracts to hedge, the Fund gives up the opportunity to profit from favorable exchange rate movements during the term of the contract.

Taxes. The Fund's policy is to comply with the requirements of the Internal Revenue Code, as amended, which are applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Accordingly, the Fund paid no federal income taxes and no federal income tax provision was required.

The Fund was subject to a 0.38% Contribuicao Provisoria sobre Movimentacao Financiera (CPMF) tax which is applied to foreign exchange transactions representing capital inflows or outflows to the Brazilian market until June 17, 2000. Effective June 18, 2000, the CPMF tax is 0.30%.

Distribution of Income and Gains.

Distributions of net investment income, if any, are made annually. Net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed, and, therefore, will be distributed to shareholders at least annually.

The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations which may differ from accounting principles generally accepted in the United States of America. These differences primarily relate to investments in certain securities sold at a loss. As a result, net investment income (loss) and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

Investment Transactions and Investment Income. Investment transactions are accounted for on the trade date. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Certain dividends from foreign securities may be recorded subsequent to the ex-dividend date as soon as the Fund is informed of such dividends. Realized gains and losses from investment transactions are recorded on an identified cost basis.

B. Purchases and Sales of Securities

During the year ended October 31, 2000, purchases and sales of investment securities (excluding short-term investments) aggregated $196,915,280 and $276,931,605, respectively.

C. Related Parties

As described in Note F, Scudder Kemper Investments, Inc. has initiated a restructuring program for most of its Scudder no-load open-end funds. As part of this reorganization, the Fund entered into an Administrative Agreement. This agreement was effective October 2, 2000. The terms of the newly adopted and the pre-existing agreements are set out below.

Management Agreement. Under the Investment Management Agreement (the "Agreement") with Scudder Kemper Investments, Inc. ("Scudder Kemper" or the "Adviser"), the Adviser directs the investments of the Fund in accordance with its investment objectives, policies and restrictions. The Adviser determines the securities, instruments and other contracts relating to investments to be purchased, sold or entered into by the Fund. In addition to portfolio management services, the Adviser provides certain administrative services in accordance with the Agreement. The management fee payable under the Agreement is equal to an annual rate of 1.25% of the first $1,000,000,000 of the Fund's average daily net assets and 1.15% of such net assets in excess of $1,000,000,000, computed and accrued daily and payable monthly.

Accordingly, for the year ended October 31, 2000, the fee pursuant to the Agreement aggregated $6,323,367, which was equivalent to an annual effective rate of 1.25% of the Fund's average daily net assets.

Administrative Fee. Effective October 2, 2000, the Fund, as approved by the Fund's Board of Directors, adopted an Administrative Agreement (the "Administrative Agreement") with Scudder Kemper. Under the Administrative Agreement, the Adviser provides or pays others to provide substantially all of the administrative services required by the Fund (other than those provided by Scudder Kemper under its Agreement with the Fund, as described above) in exchange for the payment by the Fund of an administrative services fee (the "Administrative Fee") of 0.65% of average daily net assets. As of the effective date of the Administrative Agreement, each service provider will continue to provide the services that it currently provides to the Fund (i.e., fund accounting, shareholder services, custody, audit and legal), under the current arrangements, except that Scudder Kemper will pay these entities for the provision of their services to the Fund and will pay most other Fund expenses, including insurance, registration, printing and postage fees. Certain expenses of the Fund will not be borne by Scudder Kemper under the Administrative Agreement, such as taxes, brokerage, interest and extraordinary expenses, and the fees and expenses of the Independent Directors (including the fees and expenses of their independent counsel). For the period October 2, 2000 through October 31, 2000, the Administrative Agreement expense charged to the Fund amounted to $227,580, all of which is unpaid at October 31, 2000.

Service Fees. Scudder Service Corporation ("SSC"), a subsidiary of the Adviser, is the transfer, dividend-paying and shareholder service agent for the Fund. Prior to October 2, 2000, the amount charged to the Fund by SSC aggregated $1,179,826, of which $96,623 is unpaid at October 31, 2000.

Scudder Trust Company ("STC"), a subsidiary of the Adviser, provides recordkeeping and other services in connection with certain retirement and employee benefit plans invested in the Fund. Prior to October 2, 2000, the amount charged to the Fund by STC aggregated $38,567, of which $3,270 is unpaid at October 31, 2000.

Scudder Fund Accounting Corporation ("SFAC"), a subsidiary of the Adviser, is responsible for determining the daily net asset value per share and maintaining the portfolio and general accounting records of the Fund. Prior to October 2, 2000, the amount charged to the Fund by SFAC aggregated $245,441, of which $20,995 is unpaid at October 31, 2000.

Effective October 2, 2000, the above fees will be paid by the Adviser in accordance with the Administrative Agreement.

Directors' Fees and Expenses. The Fund pays each Director not affiliated with the Adviser an annual retainer, plus specified amounts for attended board and committee meetings. For the year ended October 31, 2000, Directors' fees and expenses aggregated $36,445. In addition, a one-time fee of $65,009 was accrued by Class S prior to October 2, 2000 for payment to those Directors not affiliated with the Adviser who did not stand for re-election under the reorganization discussed in Note F. Inasmuch as the Adviser will also benefit from administrative efficiencies of a consolidated Board, the Adviser has agreed to bear $32,505 of such costs.

Other Related Parties. Effective October 2, 2000, Scudder Kemper has agreed to pay a fee to AARP and/or its affiliates in return for advice relating to investments by AARP members in Class AARP shares of the Fund. This fee is calculated on a daily basis as a percentage of the combined net assets of the AARP classes of all funds managed by Scudder Kemper. The fee rates, which decrease as the aggregate net assets of the AARP classes become larger, are as follows: 0.07% for the first $6,000,000,000 of net assets, 0.06% for the next $10,000,000,000 of such net assets and 0.05% of such net assets thereafter.

D. Investing in Emerging Markets

Investing in emerging markets may involve special risks and considerations not typically associated with investing in the United States of America. These risks include revaluation of currencies, high rates of inflation, repatriation restrictions on income and capital, and future adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, subject to government ownership controls, delayed settlements, and their prices more volatile than those of comparable securities in the United States of America.

E. Line of Credit

The Fund and several affiliated Funds (the "Participants") share in a $1 billion revolving credit facility with Chase Manhattan Bank for temporary or emergency purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. The Participants are charged an annual commitment fee which is allocated, pro rata based upon net assets, among each of the Participants. Interest is calculated based on the market rates at the time of the borrowing. The Fund may borrow up to a maximum of 33 percent of its net assets under the agreement.

F. Reorganization

In early 2000, Scudder Kemper initiated a restructuring program for most of its Scudder no-load open-end funds in response to changing industry conditions and investor needs. The program proposes to streamline the management and operations of most of the no-load open-end funds Scudder Kemper advises principally through the liquidation of several small funds, mergers of certain funds with similar investment objectives, the creation of one Board of Directors/Trustees and the adoption of an administrative fee covering the provision of most of the services currently paid for by the affected funds. Costs incurred in connection with this restructuring initiative are being borne jointly by Scudder Kemper and certain of the affected funds. In addition, after December 29, 2000, Class S shares of the Fund will generally not be available to new investors.

G. Share Transactions

The following table summarizes shares of capital stock and dollar activity in the Fund:

                                                                          Year Ended                          Year Ended
                                                                       October 31, 2000                    October 31, 1999
                                                                 ----------------------------------------------------------------
                                                                  Shares           Dollars          Shares           Dollars
Shares sold
---------------------------------------------------------------------------------------------------------------------------------
Class AARP* ..................................................         1,438   $       33,844               --   $           --
Class S** ....................................................     8,340,107      204,106,376       13,356,309      264,196,798
                                                                               $  204,140,220                    $  264,196,798

Shares issued to shareholders in reinvestment of distributions
---------------------------------------------------------------------------------------------------------------------------------
Class AARP* ..................................................            --   $           --               --   $           --
Class S** ....................................................        41,379        1,045,242        1,363,891       23,977,201
                                                                               $    1,045,242                    $   23,977,201

Shares redeemed
---------------------------------------------------------------------------------------------------------------------------------
Class AARP* ..................................................          (478)  $      (10,882)              --    $          --
Class S** ....................................................   (12,318,111)    (301,796,966)     (18,697,288)    (363,449,884)
                                                                               $ (301,807,848)                    $(363,449,884)

Net increase (decrease)
---------------------------------------------------------------------------------------------------------------------------------
Class AARP* ..................................................           960   $       22,962               --    $          --
Class S** ....................................................    (3,936,625)     (96,645,348)      (3,977,088)     (75,275,885)
                                                                               $  (96,622,386)                    $ (75,275,885)

* For the period from October 2, 2000 (commencement of sales of Class AARP shares) to October 31, 2000.

** On October 2, 2000, existing shares of the Fund were redesignated as Class S shares.

Report of Independent Accountants
--------------------------------------------------------------------------------

To the Board of Directors of Scudder International Fund, Inc. and the Shareholders of Scudder Latin America Fund:

In our opinion, the accompanying statement of assets and liabilities, including the investment portfolio, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Scudder Latin America Fund (the "Fund") at October 31, 2000, the results of its operations, the changes in its net assets and the financial highlights for each of the periods indicated therein, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at October 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.

Boston, Massachusetts                                 PricewaterhouseCoopers LLP
December 20, 2000

Tax Information                                                      (Unaudited)

Pursuant to Section 852 of the Internal Revenue Code, the Fund designates $28,300,000 as capital gain dividends for its year ended October 31, 2000, of which 100% represents 20% rate gains.

The Fund paid foreign taxes of $1,039,258 and earned $3,910,387 of foreign source income during the year ended October 31, 2000. Pursuant to section 853 of the Internal Revenue Code, the Fund designates $0.06 per share as foreign taxes paid and $0.22 per share as income earned from foreign sources for the year ended October 31, 2000.

Please consult a tax adviser if you have questions about federal or state income tax laws, or on how to prepare your tax returns. If you have specific questions about your account, please call 1-800-SCUDDER.

Shareholder Meeting Results                                          (Unaudited)
--------------------------------------------------------------------------------

A Special Meeting of Shareholders (the "Meeting") of Scudder Latin
America Fund (the "fund"), a series of Scudder International Fund, Inc., was held on July 13, 2000, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To elect Directors of Scudder International Fund, Inc.

                                                         Number of Votes:
   Director                                         For              Withheld
--------------------------------------------------------------------------------
   Henry P. Becton, Jr.                          9,660,959            306,424
   Linda C. Coughlin                             9,659,191            308,192
   Dawn-Marie Driscoll                           9,660,203            307,180
   Edgar R. Fiedler                              9,659,503            307,880
   Keith R. Fox                                  9,674,472            292,911
   Joan E. Spero                                 9,648,644            318,739
   Jean Gleason Stromberg                        9,655,936            311,447
   Jean C. Tempel                                9,661,647            305,736
   Steven Zaleznick                              9,648,020            319,363
--------------------------------------------------------------------------------

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent accountants for the fund for the fiscal year ending October 31, 2000.

                                    Number of Votes:

                                                                      Broker
         For                Against              Abstain            Non-Votes*
--------------------------------------------------------------------------------
      9,681,101             143,613              142,669                 0
--------------------------------------------------------------------------------

* Broker non-votes are proxies received by the fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

Officers and Directors
--------------------------------------------------------------------------------

 Linda C. Coughlin*                               Joyce E. Cornell*
   -  President and Director                        -  Vice President

 Henry P. Becton, Jr.                             Carol L. Franklin*
   -  Director; President,                          -  Vice President
      WGBH Educational Foundation
                                                  Edmund B. Games, Jr.*
 Dawn-Marie Driscoll                                -  Vice President
   -  Director; President, Driscoll
      Associates; Executive Fellow,               William F. Glavin*
      Center for Business Ethics,                   -  Vice President
      Bentley College
                                                  Joan R. Gregory*
 Edgar R. Fiedler                                   -  Vice President
   -  Director; Senior Fellow and
      Economic Counsellor, The                    James E. Masur*
      Conference Board, Inc.                        -  Vice President

 Keith R. Fox                                     Howard S. Schneider*
   -  Director; General Partner,                    -  Vice President
      The Exeter Group of Funds
                                                  Tien-Yu Sieh*
 Joan E. Spero                                      -  Vice President
   -  Director; President, The Doris
      Duke Charitable Foundation                  John Millette*
                                                    -  Vice President and Secretary
 Jean Gleason Stromberg
   -  Director; Consultant                        Kathryn L. Quirk*
                                                    -  Vice President and Assistant Secretary
 Jean C. Tempel
   -  Director; Managing Director,                John R. Hebble*
      First Light Capital, LLC                      -  Treasurer

 Steven Zaleznick                                 Brenda Lyons*
   -  Director; President and Chief                 -  Assistant Treasurer
      Executive Officer, AARP Services, Inc.
                                                  Caroline Pearson*
 Thomas V. Bruns*                                   -  Assistant Secretary
   -  Vice President

 Irene T. Cheng*                                  *Scudder Kemper Investments, Inc.
   -  Vice President

Investment Products and Services
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Scudder Funds
--------------------------------------------------------------------------------

Money Market                                U.S. Growth
  Scudder U.S. Treasury Money Fund          Value
  Scudder Cash Investment Trust               Scudder Large Company Value Fund
  Scudder Money Market Series --              Scudder Value Fund
   Prime Reserve Shares                       Scudder Small Company Value Fund
   Premium Shares
   Managed Shares                           Growth
  Scudder Tax Free Money Fund                 Scudder Classic Growth Fund
                                              Scudder Capital Growth Fund
Tax Free                                      Scudder Large Company Growth Fund
  Scudder Medium Term Tax Free Fund           Scudder Select 1000 Growth Fund
  Scudder Managed Municipal Bonds             Scudder Development Fund
  Scudder High Yield Tax Free Fund            Scudder Small Company Stock Fund
  Scudder California Tax Free Fund            Scudder 21st Century Growth Fund
  Scudder Massachusetts Tax Free Fund
  Scudder New York Tax Free Fund            Global Equity
                                            Worldwide
U.S. Income                                   Scudder Global Fund
  Scudder Short Term Bond Fund                Scudder International Fund
  Scudder GNMA Fund                           Scudder Global Discovery Fund
  Scudder Income Fund                         Scudder Emerging Markets Growth Fund
  Scudder Corporate Bond Fund                 Scudder Gold Fund
  Scudder High Yield Bond Fund
                                            Regional
Global Income                                 Scudder Greater Europe Growth Fund
  Scudder Global Bond Fund                    Scudder Pacific Opportunities Fund
  Scudder Emerging Markets Income Fund        Scudder Latin America Fund
                                              The Japan Fund, Inc.
Asset Allocation
  Scudder Pathway Conservative Portfolio    Industry Sector Funds
  Scudder Pathway Balanced Portfolio          Scudder Health Care Fund
  Scudder Pathway Growth Portfolio            Scudder Technology Fund

U.S. Growth and Income
  Scudder Balanced Fund
  Scudder Dividend & Growth Fund
  Scudder Growth and Income Fund
  Scudder Select 500 Fund
  Scudder S&P 500 Index Fund

--------------------------------------------------------------------------------
Retirement Programs and Education Accounts
--------------------------------------------------------------------------------

 Retirement Programs                Education Accounts
   Traditional IRA                    Education IRA
   Roth IRA                           UGMA/UTMA
   SEP-IRA                            IRA for Minors
   Inherited IRA
   Keogh Plan
   401(k), 403(b) Plans
   Variable Annuities

--------------------------------------------------------------------------------
Closed-End Funds
--------------------------------------------------------------------------------

   The Argentina Fund, Inc.         Montgomery Street Income Securities, Inc.
   The Brazil Fund, Inc.            Scudder Global High Income Fund, Inc.
   The Korea Fund, Inc.             Scudder New Asia Fund, Inc.


Scudder funds are offered by prospectus only. For more complete information on any fund or variable annuity registered in your state, including information about a fund's objectives, strategies, risks, advisory fees, distribution charges, and other expenses, please order a free prospectus. Read the prospectus before investing in any fund to ensure the fund is appropriate for your goals and risk tolerance. There is no assurance that the objective of any fund will be achieved, and fund returns and net asset values fluctuate. Shares are redeemable at current net asset value, which may be more or less than their original cost.

A money market mutual fund investment is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although a money market mutual fund seeks to preserve the value of your investment at $1 per share, it is possible to lose money by investing in such a fund.

The services and products described should not be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Scudder Investor Services, Inc.

Account Management Resources
--------------------------------------------------------------------------------

For shareholders of Scudder funds including those in the AARP Investment Program

           Convenient      Automatic Investment Plan
      ways to invest,
          quickly and      A convenient investment program in which money is
             reliably      electronically debited from your bank account monthly
                           to regularly purchase fund shares and "dollar cost average" -- buy more shares when the fund's price is lower and fewer when it's higher, which can reduce your average purchase price over time.*

                           Automatic Dividend Transfer

                           The most timely, reliable, and convenient way to purchase shares -- use distributions from one Scudder fund to purchase shares in another, automatically (accounts with identical registrations or the same social security or tax identification number).

                           QuickBuy

                           Lets you purchase Scudder fund shares electronically, avoiding potential mailing delays; money for each of your transactions is electronically debited from a previously designated bank account.

                           Payroll Deduction and Direct Deposit

                           Have all or part of your paycheck -- even government checks -- invested in up to four Scudder funds at one time.

                           * Dollar cost averaging involves continuous investment in securities regardless of price fluctuations and does not assure a profit or protect against loss in declining markets. Investors should consider their ability to continue such a plan through periods of low price levels.

          Around-the-      Automated Information Lines
     clock electronic
              account      Scudder Class S Shareholders:
          service and      Call SAIL(TM) -- 1-800-343-2890
         information,
       including some      AARP Investment Program Shareholders:
         transactions      Call Easy-Access Line -- 1-800-631-4636

                           Personalized account information, the ability to exchange or redeem shares, and information on other Scudder funds and services via touchtone telephone.

                           Web Site

                           Scudder Class S Shareholders --
                           www.scudder.com

                           AARP Investment Program Shareholders --
                           aarp.scudder.com

                           Personal Investment Organizer: Offering account information and transactions, interactive worksheets, prospectuses and applications for all Scudder funds, plus your current asset allocation, whenever you need them. Scudder's site also provides news about Scudder funds, retirement planning information, and more.

--------------------------------------------------------------------------------

            Those who      Automatic Withdrawal Plan
            depend on
           investment      You designate the bank account, determine the
         proceeds for      schedule (as frequently as once a month) and amount
      living expenses      of the redemptions, and Scudder does the rest.
      can enjoy these
          convenient,      Distributions Direct
          timely, and
             reliable      Automatically deposits your fund distributions into
            automated      the bank account you designate within three business
           withdrawal      days after each distribution is paid.
             programs
                           QuickSell

                           Provides speedy access to your money by
                           electronically crediting your redemption proceeds to the bank account you previously designated.

             For more      Scudder Class S Shareholders:
          information
          about these      Call a Scudder representative at
             services      1-800-SCUDDER

                           AARP Investment Program Shareholders:

                           Call an AARP Investment Program representative at 1-800-253-2277

       Please address      For Scudder Class S Shareholders:
          all written
       correspondence      The Scudder Funds
                   to      PO Box 219669
                           Kansas City, MO
                           64121-9669

                           For AARP Investment Program Shareholders:

                           AARP Investment Program from Scudder
                           PO Box 219735
                           Kansas City, MO
                           64121-9735

About the Fund's Adviser

Scudder Kemper Investments, Inc. is one of the largest and most experienced investment management organizations worldwide, managing more than $290 billion in assets globally for mutual fund investors, retirement and pension plans, institutional and corporate clients, insurance companies, and private family and individual accounts.

Scudder Kemper Investments has a rich heritage of innovation, integrity, and client-focused service. In 1997, Scudder, Stevens & Clark, Inc., founded over 80 years ago as one of the nation's first investment counsel organizations, joined the Zurich Financial Services Group. As a result, Zurich's subsidiary, Zurich Kemper Investments, Inc., with 50 years of mutual fund and investment management experience, was combined with Scudder. Headquartered in New York, Scudder Kemper Investments offers a full range of investment counsel and asset management capabilities, based on a combination of proprietary research and disciplined, long-term investment strategies. With its global investment resources and perspective, the firm seeks opportunities in markets throughout the world to meet the needs of investors.

Scudder Kemper Investments, Inc., the global asset management firm, is a member of the Zurich Financial Services Group. The Zurich Financial Services Group is an internationally recognized leader in financial services, including property/casualty and life insurance, reinsurance, and asset management.



This information must be preceded or accompanied by a current prospectus.

Portfolio changes should not be considered recommendations for action by individual investors.

SCUDDER
INVESTMENTS(SM)
[LOGO]


AARP Investment
Program from Scudder
PO Box 219735
Kansas City, MO 64121-9735
1-800-253-2277
aarp.scudder.com

Scudder Funds
PO Box 219669
Kansas City, MO 64121-9669
1-800-SCUDDER
www.scudder.com

A member of the [LOGO] Zurich Financials Services Group

                                                                         SCUDDER
                                                                     INVESTMENTS

--------------------------------------------------------------------------------
EQUITY/GLOBAL
--------------------------------------------------------------------------------

Scudder
Latin America Fund









Semiannual Report
April 30, 2001

The fund seeks long-term capital appreciation.

Contents
--------------------------------------------------------------------------------

                     4     Letter from the Fund's President
                     6     Performance Update
                     8     Portfolio Summary
                    10     Portfolio Management Discussion
                    16     Glossary of Investment Terms
                    17     Investment Portfolio
                    20     Financial Statements
                    23     Financial Highlights
                    25     Notes to Financial Statements
                    31     Officers and Directors
                    32     Investment Products and Services
                    34     Account Management Resources

Scudder Latin America Fund
--------------------------------------------------------------------------------
Class AARP                     ticker symbol SLAMX           fund number 174
Class S                        ticker symbol SLAFX           fund number 074
--------------------------------------------------------------------------------

Date of Inception:    -    Stocks in Latin America experienced high volatility
12/8/92                    during the six months ended April 30, 2001, due largely to slower economic growth worldwide, large fluctuations in the
Total Net Assets as        U.S. stock market, and concerns about the stability of the
of 4/30/01--               Argentine economy.

Class AARP:           -    During the period, management slightly trimmed the
$0.2 million               fund's weighting in Brazil and added to its positions in
                           banks and consumer stocks in Mexico.
Class S:
$381 million          -    The Class S shares of the fund stacked up well against
                           the Latin America Funds peer group, according to Lipper,
                           Inc. The fund finished 3rd out of 40 funds during the
                           six-month reporting period, and has outperformed the group average over the one-, three-, and five-year intervals.(1)



(1) Class S shares ranked 3, 8, 11, and 10, respectively, for the 6-month, 1-, 3-, and 5-year periods as of April 30, 2001. There were 40, 38, 32, and 25 funds, respectively, in Lipper's Latin America category. Performance includes reinvestment and capital gains and is no guarantee of future results.

         Source: Lipper, Inc. as of April 30, 2001.

Letter from the Fund's President
--------------------------------------------------------------------------------

Dear Shareholders,

The past year has been exceptionally difficult for investors in international equities. Although overseas stocks are generally expected to provide investors with a measure of portfolio diversification, concerns about slowing economic growth in the United States spread to all of the global markets. Stocks in Latin America have not been immune to these difficulties, but have generally outperformed their counterparts around the globe. During the past year, for example, the IFC Latin America Index returned -8.74%, compared to -16.02% for the MSCI World Index. In our view, this underscores the importance of the positive trends that continue to support many of the Latin American economies, such as attractive growth rates, low inflation, and a growing shareholder orientation among corporate management teams.

Although the long-term trends in Latin America remain positive, the area continues to face meaningful challenges. Most recently, the region has been pressured by concerns that Argentina will be unable to meet its financing requirements. (For more details, see the Portfolio Management Discussion beginning on page 10.) Knowing that the Latin American markets are volatile and remain vulnerable to crises in other developing countries around the world, the fund's management team strives to construct a portfolio of what it believes to be the region's best companies.

Over time, owning shares in firms that can deliver steady earnings in any environment should help the fund outperform in both up and down markets.

We would like to take this opportunity to recognize the extensive contributions of Edmund B. Games, Jr., who retired as lead portfolio manager of Scudder Latin America Fund on March 30, 2001. Mr. Games had been with Scudder since 1960 and had overseen the daily operation of the fund since its inception in 1992. We thank him for his many years of dedicated service to the firm. Paul H. Rogers and Tara C. Kenney, who have worked as research analysts and co-portfolio managers of the fund since 1995 and 1996, respectively, will assume management duties for the fund.

Thank you for your continued investment in Scudder Latin America Fund. If you have any questions regarding the fund or your account, visit us on the Web. You can also speak with one of our representatives by calling us toll-free.

Sincerely,

/s/Lin C. Coughlin

Linda C. Coughlin
President
Scudder Latin America Fund

--------------------------------------------------------------------------------
                 AARP Investment Program         Scudder Class S

   Web site:        aarp.scudder.com              myScudder.com
  Toll-free:         1-800-253-2277               1-800-SCUDDER
--------------------------------------------------------------------------------

Performance Update
--------------------------------------------------------------------------------
                                                                  April 30, 2001

--------------------------------------------------------------------------------
Growth of a $10,000 Investment
--------------------------------------------------------------------------------

THE ORIGINAL DOCUMENT CONTAINS A LINE CHART HERE

LINE CHART DATA:

           Scudder Latin America           IFC Latin America Investable
             Fund -- Class S                   Total Return Index*

  12/92**        10000                               10000
    '93          10561                               10047
    '94          17323                               15042
    '95          14145                               11760
    '96          17342                               13412
    '97          22855                               16928
    '98          25158                               17894
    '99          21889                               15263
    '00          23454                               17895
    '01          22117                               16331


                          Yearly periods ended April 30

--------------------------------------------------------------------------------
Fund Index Comparison
--------------------------------------------------------------------------------
                                                                    Total Return
Period ended 4/30/2001         Growth of                            Average
                                $10,000             Cumulative       Annual
--------------------------------------------------------------------------------
Scudder Latin America Fund -- Class S
--------------------------------------------------------------------------------
1 year                         $   9,445               -5.55%          -5.55%
--------------------------------------------------------------------------------
5 year                         $  12,773               27.73%           5.02%
--------------------------------------------------------------------------------
Life of Class**                $  22,117              121.17%           9.92%
--------------------------------------------------------------------------------
IFC Latin America Investable Total Return Index*
--------------------------------------------------------------------------------
1 year                         $   9,126               -8.74%          -8.74%
--------------------------------------------------------------------------------
5 year                         $  12,176               21.76%           4.01%
--------------------------------------------------------------------------------
Life of Class**                $  16,331               63.31%           6.06%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Returns and Per Share Information
--------------------------------------------------------------------------------

THE PRINTED DOCUMENT CONTAINS A BAR CHART HERE ILLUSTRATING THE SCUDDER LATIN AMERICA FUND-- CLASS S TOTAL RETURN (%) AND IIFC LATIN AMERICA INVESTABLE TOTAL RETURN INDEX* TOTAL RETURN (%)

BAR CHART DATA:

                          Yearly periods ended April 30

                    1993**    1994   1995   1996   1997   1998   1999   2000   2001
--------------------------------------------------------------------------------------
Class Total
Return (%)         10.00***  57.23  -18.34  22.60  31.79  10.08  -13.00   7.15  -5.55
--------------------------------------------------------------------------------------
Index Total
Return (%)           .47     49.71  -21.85  14.04  26.20   5.71  -14.70  17.24  -8.74
--------------------------------------------------------------------------------------
Net Asset
Value ($)          13.20     20.65   16.21  19.70  25.65  26.80   22.06  23.58  20.54
--------------------------------------------------------------------------------------
Income
Dividends ($)         --       .06      --    .15    .26    .25     .37    .05    .18
--------------------------------------------------------------------------------------
Capital Gains
Distributions ($)     --       .06     .73     --     --   1.14     .64     --   1.49
--------------------------------------------------------------------------------------

* The IFC Latin America Investable Total Return Index is prepared by International Finance Corporation. It is an unmanaged, market-capitalization-weighted representation of stock performance in seven Latin American markets, and measures the returns of stocks that are legally and practically available to investors. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees or expenses.

** The Fund commenced operations on December 8, 1992. Index comparisons begin December 31, 1992.

*** Total return does not reflect the effect to the shareholder of the applicable redemption fees.

         On October 2, 2000, existing shares of the Fund were redesignated as Class S shares. In addition, the Fund commenced offering Class AARP shares. The total return information provided is for the Fund's Class S shares.

         All performance is historical, assumes reinvestment of all dividends and capital gains, and is not indicative of future results. Investment return and principal value will fluctuate, so an investor's shares, when redeemed, may be worth more or less than when purchased. If the Advisor had not maintained the Fund's expenses, the life-of-class total returns would have been lower.

Portfolio Summary
--------------------------------------------------------------------------------
                                                                  April 30, 2001

--------------------------------------------------------------------------------
Geographical
--------------------------------------------------------------------------------
(Excludes 3% Cash Equivalents)                           The fund's geographical
                                                         weightings changed only
                                                             slightly during the
                                                             six-month reporting
                                                                         period.

A PIE CHART APPEARS HERE, ILLUSTRATING THE EXACT DATA POINTS IN THE TABLE BELOW.

    Mexico                      51%
    Brazil                      39%
    Argentina                    4%
    Chile                        3%
    Panama                       2%
    Peru                         1%
------------------------------------
                               100%
------------------------------------

--------------------------------------------------------------------------------
Sectors
--------------------------------------------------------------------------------
(Excludes 3% Cash Equivalents)                                 The fund's sector
                                                         weightings are a result
                                                        of management's focus on
                                                               selecting what it
                                                         believes to be the best
                                                         individual companies in
                                                                  Latin America.

A PIE CHART APPEARS HERE, ILLUSTRATING THE EXACT DATA POINTS IN THE TABLE BELOW.

    Consumer Staples            26%
    Communications              23%
    Financial                   16%
    Energy                      12%
    Construction                 7%
    Manufacturing                5%
    Consumer Discretionary       5%
    Media                        3%
    Metals & Minerals            3%
------------------------------------
                               100%
------------------------------------

--------------------------------------------------------------------------------
Ten Largest Equity Holdings
--------------------------------------------------------------------------------
(54% of Portfolio)                                          Top holdings reflect
                                                            management's goal of
                                                        constructing a portfolio
                                                                 of well-managed
                                                           companies with steady
                                                         earnings growth, strong
                                                        franchises, and low debt
                                                                         levels.

  1.     Petroleo Brasileiro SA
         Producer and marketer of petroleum and petroleum products in Brazil

  2.     Telefonos de Mexico SA de CV
         Provider of telecommunication services in Mexico

  3.     Banco Itau SA
         Provider of commercial banking services in Brazil

  4.     Fomento Economico Mexicano SA de CV
         Producer of beer, soft drinks and mineral water in Mexico

  5.     Companhia de Bebidas das Americas
         Producer of beer, soft drinks, teas, bottled water, fruit juices and sports drinks in Brazil

  6.     Tele Norte Leste Participacoes SA
         Provider of local telecommunication services in Brazil

  7.     Grupo Continental SA
         Producer and distributor of soft drinks, sugar and mineral water in Mexico

  8.     Kimberly Clark de Mexico SA de CV
         Producer of consumer paper products in Mexico

  9.     Wal-Mart de Mexico SA de CV
         Retailer of discount food, clothing and other merchandise in Mexico

 10.     Panamerican Beverages Inc.
         Bottler of soft drinks in Mexico





For more complete details about the Fund's investment portfolio, see page 17. A quarterly Fund Summary and Portfolio Holdings are available upon request.

Portfolio Management Discussion
--------------------------------------------------------------------------------
                                                                  April 30, 2001

In the following interview, Portfolio Managers Paul H. Rogers and Tara C. Kenney discuss Scudder Latin America Fund's strategy and the market environment during the six-month period ended April 30, 2001.

Q: The Latin American markets experienced significant volatility during the last six months. What happened?

A: Stocks in Latin America were hurt by many of the same issues that caused weakness across all of the global markets, such as concerns about the slowing U.S. economy, lower corporate profits worldwide, and investors' desire to avoid riskier asset classes.

The reporting period began on a down note as stocks in the region fell during November and early December in sympathy with market weakness around the world. The surprise interest rate cut in the United States and an upgrade of Brazil's bond rating by Standard and Poor's subsequently sparked a strong rally across the region during January, but the upturn proved short-lived as a currency crisis in Turkey prompted investors to take a closer look at problems in Latin America. Foremost among these was Argentina's large debt burden and economic woes. Investors' fear that Argentina would be unable to meet its substantial debt payments pressured the market and fueled concerns that the country will eventually be forced to devalue its currency (see glossary), since a stronger currency can sometimes impede economic growth.

The concerns about Argentina spread to neighboring Brazil during February and March, causing the value of its currency -- the real -- to decline sharply. This was a distinct negative for U.S. investors, since it reduced the dollar value of holdings that were bought in reales. Making matters worse, the decline in the real prompted Brazil's central bank to raise interest rates to combat the potential inflation pressures that can arise from currency weakness.

Stocks in both Argentina and Brazil enjoyed a bounce in the final days of the period, however, as investors reacted favorably to the policy initiatives of Argentina's new finance minister, Domingo Cavallo. For example, he raised the Tax on Financial Transactions, allowing the government to boost revenues without taking steps that would reduce consumption, such as raising income taxes. He has also announced measures to reduce government spending and bring the country's budget deficits under control. Although Cavallo has made missteps, it appears that he has been generally well-received both at home and abroad and, in our view, is beginning to move the country in the right direction. For the full six months, the IFC Argentina Index returned -1.67%, while Brazil's Bovespa Index fell -13.30% in dollar terms.

Q: How did the fund perform in this challenging environment?

A: Class S shares of Scudder Latin America Fund returned -2.06% during the six months ended April 30, 2001. In comparison, the fund's benchmark, the IFC Latin America Index, returned -3.38%. For the period, performance was helped by the fund's positions in Companhia de Bebidas das Americas (Beverages) and Banco Itau (Finance) in Brazil, and Cemex (Cement), Grupo Continental (Beverages), and Kimberly-Clark (Consumer Products) in Mexico. On the downside, Brasil Telecom, Tele Norte Leste Participacoes (Brazil/Telecommunications), Grupo Televisa (Mexico/Media) and Grupo Financiero Inbursa (Mexico/Finance) detracted from returns.

While we understand that you may be distressed by the fund's negative returns during this time, we encourage you to look at its performance in relation its peers. For the period, Scudder Latin America Fund outperformed 92% of the funds in its peer group, according to Lipper, Inc. The fund has also beaten the majority of the funds in its category over the one-, three- and five-year periods. We believe that this performance record underscores the value of our strict, research-driven approach that seeks to find the best companies in Latin America. Of course, past performance is no guarantee of future results.

Q: What has been your strategy in managing the fund?

A: We continue to use intensive fundamental research (see glossary) to find the highest quality companies in Latin America. We focus on companies with low debt levels, capable management teams, a history of strong earnings, and a demonstrated ability to generate cash and reinvest it in ventures that will add value for their shareholders. Over time, we believe that a focus on positive fundamentals such as these will uncover companies with the ability to perform well even when the region's economy is experiencing difficulties. As a result of our stock selection process, we have trimmed our position in Brazil and added marginally to Mexico, where we are finding companies with attractive fundamentals. The fund remains underweight in Argentina and Chile.

In general, we have opted to hold on to our positions and keep trading to a minimum. This approach is consistent with our practice of establishing long-term positions in what we see as the region's top companies. However, we have selectively reduced positions as stocks reached what we saw as full valuations. We have also trimmed positions in some of the fund's top ten holdings to improve diversification and thereby reduce risk.

Q: Despite the difficulties in Argentina and Brazil, Mexico has held up relatively well. What factors are affecting the performance of stocks in that country?

A: Mexico has weathered the storm quite well. The IFC Mexico Index returned -2.91% during the six-month period, which compares favorably with the returns of stocks in Brazil and Argentina. The reasons for Mexico's relative strengths are many: growth remains steady, inflation is in check, and its currency -- the peso -- has been strong. What's more, the slowdown in the U.S. economy has not yet led to a slowdown in Mexico. These trends have translated into strength in the consumer sector. For example, Coca-Cola bottlers in Mexico reported earnings growth of 3-4% in the first quarter, versus growth of approximately 1% for Coke bottlers worldwide.

Telefonos de Mexico, the country's largest telephone company, (and one of the fund's largest holdings) also reported outstanding earnings growth.

We are also encouraged by the meaningful consolidation activity (see glossary) taking place in Mexico. Some of the strongest, best-run companies are taking business away from second-line firms, forcing them to sell their operations. A good example of a company we hold that is taking advantage of this trend is Walmex, Wal-Mart's Mexican arm. This process of separating the wheat from the chaff should, over time, make the economy stronger by reducing the number of poorly run, less competitive firms. On the political front, President Vincente Fox continues to enjoy broad-based support. This increases the likelihood that his fiscal tax reform bill -- which broadens the items subject to the value-added tax in order to address tax evasion and reduce the country's reliance on oil revenues -- will pass despite resistance from the country's opposition party, the PRI.

Our focus on what we see as the best individual stocks in the region has led us to develop an overweight position in Mexico, where we are focused on companies that stand to benefit from the relative strength of the country's economy. For example, we own consumer stocks such as FEMSA (a brewer and Coca-Cola bottler), Walmex, and Kimberly-Clark. Other stocks we have been buying recently include Banamex and Bancomer, which are becoming stronger financially and are -- in our view -- attractively valued in relation to their growth prospects.

Q: How would you characterize the investment picture in Brazil?

A: While the recent selloff in Brazil was largely a result of the problems in Argentina, the market may remain weak until it becomes clear that inflation is in check and further interest rate increases won't be necessary. We are also concerned that falling commodity prices and a large debt burden on the part of both government and corporations will put additional near-term pressure on the country's economy.

Despite these developments, there are still many factors supporting the longer-term outlook for stocks in Brazil. Industrial production is increasing, foreign direct investment (see glossary) remains strong, and lower unemployment is boosting personal spending. On the political front, President Hernando Cardoso's popularity has risen and the Fiscal Responsibility Law has had a positive impact on state and municipal finances by keeping spending in check.

The short-term outlook for Brazil remains challenging, as it faces the difficult combination of a slowing global economy, ongoing concerns in Argentina, and a potential inflation threat at home. However, we believe that the country is continuing on the right path on a long-term basis, and that the fund -- which holds what we believe to be Brazil's best companies (for example, Companhia de Bebidas das Americas, Banco Itau, and Companhia Vale do Rio Doce) -- will benefit as current economic concerns subside and the country resumes its path toward lower interest rates and more sustainable growth.

Q: What is your long-term outlook for stocks in Latin America?

A: Looking ahead to the second half of 2001, we believe that the Latin economies will continue to experience fundamental improvements. The larger economies of Mexico and Brazil are still in fairly good shape as measured by relatively low inflation, shrinking budget deficits, and a positive growth outlook. We believe that Mexico and Brazil should both grow in the 2-3% range this year. Earnings growth appears sustainable for the top companies, and stock market valuations are low compared to other regions of the world.

That said, it is reasonable to expect that the high volatility we have witnessed in recent months will continue. The situation in Argentina will likely continue to impact the performance of all of the region's markets until the problem is resolved. Additionally, the upcoming presidential elections in Brazil (in October, 2002) are leading to political wrangling that could obstruct reform and add to market volatility. In this environment, we will continue to look for companies that can be prosperous despite any uncertainties. While current economic and political difficulties may dampen stock market performance in the short term, we believe our focused investment philosophy will help us outperform both our benchmark and our peers over time.

Glossary of Investment Terms
--------------------------------------------------------------------------------

Consolidation         The reduction in the number of companies in a particular
                      industry, brought about by merger and acquisition
                      activity.

     Currency         A significant decline of a currency's value
  Devaluation         relative to other currencies, such as the U.S. dollar,
                      typically resulting from the cessation of a country's
                      central bank intervention in the currency markets. For
                      U.S. investors who are investing overseas, a devaluation
                      of a foreign currency can reduce the total return of their investment.

     Currency         The price at which one country's currency can be exchanged
Exchange Rate         into another currency. When a country's currency rises
                      relative to other currencies, this decreases the buying
                      power of foreign purchasers of that country's goods and
                      services and tends to hurt the earnings of companies that
                      export; by contrast, a weak currency promotes exports.
                      From the perspective of a U.S. investor in overseas
                      securities, a weakening U.S. dollar adds to total returns, as assets denominated in foreign currencies then translate into more in dollar terms; a strengthening dollar relative to foreign currencies reduces returns to U.S. investors.

      Foreign         Investment in a country's businesses by foreign citizens,
       Direct         usually involving majority stock ownership of the
   Investment         enterprise. For example, a U.S. corporation that wishes to sell its cars in Europe may form a joint venture with a
                      French auto company to construct a production facility in
                      France.

  Fundamental         Analysis of companies based on the projected
     Research         impact of management, products, sales, and earnings on
                      their balance sheets and income statements. Companies that exhibit strength in these areas are usually said to have
                      "good fundamentals."

    Weighting         The percentage of assets within a portfolio relative to the
 (over/under)         percentage in the portfolio's benchmark index or investment universe. "Weighting" is usually used to describe a fund's relative position in sectors, industries, or countries.

(Source: Zurich Scudder Investments, Inc.; Barron's Dictionary of Finance and Investment Terms)

Investment Portfolio                            as of April 30, 2001 (Unaudited)
-------------------------------------------------------------------------------------

                                                          Principal
                                                         Amount ($)     Value ($)
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Repurchase Agreements 3.1%
-------------------------------------------------------------------------------------

 Salomon Smith Barney, 4.62%, to be repurchased at                   ----------------
    $11,872,523 on 5/1/2001** (Cost $11,871,000) ....    11,871,000     11,871,000
                                                                     ----------------

                                                           Shares
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Common Stocks 96.9%
-------------------------------------------------------------------------------------
Argentina 3.8%
BI SA "A" (Provider of financial services) (b) ......       3,000,000       2,250,000
Perez Companc SA "B" (ADR) (Operator of an investment
   company) .........................................         470,045       7,191,683
Telecom Argentina SA "B" (ADR) (Provider of
   telecommunication services) ......................         325,000       5,118,750

                                                                           14,560,433
Brazil 37.8%
Aracruz Celulose SA "B" (pfd.) (ADR) (Producer of
   eucalyptus kraft pulp) ...........................         415,000       5,893,000
Banco Bradesco SA (pfd.) (ADR) (Provider of
   banking services) ................................       1,030,000       5,825,938
Banco Itau SA (pfd.) (Provider of commercial
   banking services) ................................     255,153,400      20,532,917
Brasil Telecom Participacoes SA (pfd.) (ADR)
   (Provider of local telecommunication services) ...         195,200       8,382,171
Companhia de Bebidas das Americas (pfd.) (Producer of
   beer, soft drinks, teas, bottled water, fruit
   juices and sports drinks) ........................      74,000,000      18,100,477
Companhia Vale do Rio Doce (pfd.) (ADR) (Operator of
   diverse mining and industrial complex) ...........         435,000      10,195,313
Embratel Participacoes SA (pfd.) (ADR) (Provider of
   telecommunication services) ......................         128,200       1,162,774
Petrobras Distribuidora SA (pfd.) (Distributor of
   petroleum and natural gas) .......................     388,200,000       5,965,520
Petroleo Brasileiro SA (pfd.) (Producer and marketer
   of petroleum and petroleum products) .............       1,560,000      37,874,062
Tele Norte Leste Participacoes SA (pfd.) (ADR)
   (Provider of local telecommunication services) ...       1,028,800      17,983,424
Telecomunicacoes do Parana SA (pfd.) (Provider of
   telecommunication services) ......................   1,485,194,454       9,338,595

    The accompanying notes are an integral part of the financial statements.

                                                           Shares       Value ($)
-------------------------------------------------------------------------------------
 Votorantim Celulose e Papel SA (ADR) (Producer and
    exporter of printing, writing and other specialty
   papers) ...........................................       221,100     3,073,290
                                                                      ---------------
                                                                       144,327,481
                                                                      ---------------
Chile 3.4%
Compania Cervecerias Unidas SA (ADR) (Bottler and
   distributor of beer, soft drinks and mineral water)       449,500    10,922,850
Embotelladora Andina SA "B" (ADR) (Distributor of
   Coca-Cola soft drinks) ............................       200,000     2,150,000
                                                                      ---------------
                                                                        13,072,850
                                                                      ---------------
Mexico 49.3%
America Movil SA de CV "L" (ADR)* (Provider of
   wireless communication services) ..................       704,200    12,957,280
Apasco SA de CV (Manufacturer of cement and
   ready-mixed concrete) .............................     1,924,000     9,885,343
Cemex SA de CV (ADR) (Producer of concrete and
   cement) ...........................................       500,000    11,585,000
Coca-Cola FEMSA, SA de CV "L" (ADR) (Bottler and
   distributor of soft drinks) .......................       320,800     6,255,600
Fomento Economico Mexicano SA de CV (ADR)
   (Producer of beer, soft drinks and mineral water)..       495,000    18,909,000
Grupo Continental SA (Producer and distributor of
   soft drinks, sugar and mineral water) .............    13,488,500    17,522,649
Grupo Embotelladora Unidas SA de CV "B"
   (Producer and marketer of soft drinks) ............     1,839,134     2,983,992
Grupo Financiero BBVA Bancomer SA de CV*
   (Provider of banking and financial services) ......     2,487,600     1,996,538
Grupo Financiero Banamex Accival SA de CV
   (Provider of individual, commercial and retail
   banking services) .................................     5,377,500    10,057,001
Grupo Financiero Inbursa SA de CV "O"*
   (Provider of financial services) ..................     1,467,600     4,841,731
Grupo Industrial Bimbo SA de CV "A" (Producer
   of bread and other baked goods) ...................       175,700       259,226
Grupo Televisa SA de CV (GDR)* (Operator of
   entertainment businesses) .........................       320,000    12,169,600
Kimberly-Clark de Mexico SA de CV "A" (Producer
   of consumer paper products) .......................     6,409,800    17,125,155
Panamerican Beverages Inc. "A" (Bottler of soft
   drinks) ...........................................       768,500    13,917,535
Pepsi-Gemex SA "B"* (Distributor of soft drink
   products) (b) .....................................     6,543,500     1,850,866
Telefonos de Mexico SA de CV "L" (ADR) (Provider of
   telecommunication services) .......................       839,200    29,036,320
Wal-Mart de Mexico SA de CV "C" (Operator of
   department stores, supermarkets, wholesale outlets
   and restaurants) ..................................     7,554,100    16,750,573
                                                                      ---------------
                                                                       188,103,409
                                                                      ---------------

    The accompanying notes are an integral part of the financial statements.

                                                           Shares       Value ($)
-----------------------------------------------------------------------------------
 Panama 2.1%
 Banco Latinoamericano de Exportaciones SA "E" (ADR)
    (Provider of banking services) ...................      240,000    7,920,000

 Peru 0.5%
 Union de Cerveceria Backus & Johnston SA "T"
    (Producer of malted, nonalcoholic and carbonated
    drinks) ..........................................    6,803,019    1,784,523

--------------------------------------------------------------------------------
Total Common Stocks (Cost $357,571,181)                              369,768,696
--------------------------------------------------------------------------------
Total Investment Portfolio -- 100.0%
    (Cost $369,442,181) (a)                                          381,639,696
--------------------------------------------------------------------------------

*    Non-income producing security.

**   Repurchase   agreements  are  fully  collateralized  by  U.S.  Treasury  or government agency securities.

(a) The cost for federal income tax purposes was $370,621,237. At April 30, 2001, net unrealized appreciation for all securities based on tax cost was $11,018,459. This consisted of aggregate gross unrealized appreciation for all securities in which there was an excess of value over tax cost of $60,128,416 and aggregate gross unrealized depreciation for all securities in which there was an excess of tax cost over value of $49,109,957.

(b) Securities valued in good faith by the Valuation Committee of the Board of Directors at fair value amounted to $4,100,866 (1.08% of net assets). Their values have been estimated by the Valuation Committee in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the difference could be material. The cost of these securities at April 30, 2001 aggregated $12,103,484. These securities may also have certain restrictions as to resale.


    The accompanying notes are an integral part of the financial statements.

Financial Statements
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Statement of Assets and Liabilities as of April 30, 2001 (Unaudited)
----------------------------------------------------------------------------------------------

Assets
----------------------------------------------------------------------------------------------
Investments in securities, at value (cost $369,442,181) ......................   $ 381,639,696
Cash .........................................................................             102
Receivable for investments sold ..............................................       1,695,309
Dividends receivable .........................................................       1,152,134
Interest receivable ..........................................................           1,523
Receivable for Fund shares sold ..............................................         175,045
                                                                                 -------------
Total assets .................................................................     384,663,809

Liabilities
----------------------------------------------------------------------------------------------
Payable for investments purchased ............................................       2,646,688
Payable for Fund shares redeemed .............................................         742,022
Accrued management fee .......................................................         356,646
Other accrued expenses and payables ..........................................         178,644
                                                                                 -------------
Total liabilities ............................................................       3,924,000
----------------------------------------------------------------------------------------------
Net assets, at value                                                             $ 380,739,809
----------------------------------------------------------------------------------------------

Net Assets
----------------------------------------------------------------------------------------------
Net assets consist of:
Undistributed net investment income ..........................................       1,387,927
Net unrealized appreciation (depreciation) on:
  Investments ................................................................      12,197,515
  Foreign currency related transactions ......................................         (86,713)
Accumulated net realized gain (loss) .........................................      (2,053,215)
Paid-in capital ..............................................................     369,294,295
----------------------------------------------------------------------------------------------
Net assets, at value                                                             $ 380,739,809
----------------------------------------------------------------------------------------------

Net Asset Value
----------------------------------------------------------------------------------------------
Class AARP
Net Asset Value, offering and redemption price per share ($155,062 / 7,550
   shares of capital stock outstanding, $.01 par value, 100,000,000 shares       -------------
   authorized) ...............................................................   $       20.54
                                                                                 -------------

Class S
Net Asset Value, offering and redemption price per share ($380,584,747 /
   18,530,605 shares of capital stock outstanding, $.01 par value, 100,000,000   -------------
   shares authorized) ........................................................   $       20.54
                                                                                 -------------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Statement of Operations for the six months ended April 30, 2001 (Unaudited)
--------------------------------------------------------------------------------

Investment Income
--------------------------------------------------------------------------------
Income:
Dividends (net of foreign taxes withheld of $200,558) ..........   $  5,483,700
Interest .......................................................        456,847
                                                                   ------------
Total Income ...................................................      5,940,547
                                                                   ------------
Expenses:
Management fee .................................................      2,500,392
Administrative fee .............................................      1,300,203
Directors' fees and expenses ...................................          2,845
Other ..........................................................         80,970
                                                                   ------------
Total expenses .................................................      3,884,410
--------------------------------------------------------------------------------
Net investment income (loss)                                          2,056,137
--------------------------------------------------------------------------------

Realized and unrealized gain (loss) on investment transactions
--------------------------------------------------------------------------------
Net realized gain (loss) from:
Investments ....................................................       (647,380)
Foreign currency related transactions (including CPMF tax of ...       (145,479)
                                                                   $     25,905)
                                                                   ------------
                                                                       (792,859)
                                                                   ------------
Net unrealized appreciation (depreciation) during the period on:
Investments ....................................................    (12,253,221)
Foreign currency related transactions ..........................        (78,848)
                                                                   ------------
                                                                    (12,332,069)
--------------------------------------------------------------------------------
Net gain (loss) on investment transactions                          (13,124,928)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from operations    $(11,068,791)
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

-------------------------------------------------------------------------------------
Statements of Changes in Net Assets
-------------------------------------------------------------------------------------

                                                       Six Months
                                                          Ended          Year Ended
                                                      April 30, 2001     October 31,
Increase (Decrease) in Net Assets                      (Unaudited)          2000
-------------------------------------------------------------------------------------
Operations:
Net investment income (loss) ......................   $   2,056,137    $   4,026,628
Net realized gain (loss) on investment
   transactions ...................................        (792,859)      54,212,373
Net unrealized appreciation (depreciation) on
   investment transactions during the period ......     (12,332,069)      12,694,936
                                                      -------------    -------------
Net increase (decrease) in net assets resulting
   from operations ................................     (11,068,791)      70,933,937
                                                      -------------    -------------
Distributions to shareholders from:
Net investment income:
  Class AARP ......................................            (354)            --
                                                      -------------    -------------
  Class S .........................................      (3,252,624)      (1,108,570)
                                                      -------------    -------------
Net realized gains:
  Class AARP ......................................          (2,933)            --
                                                      -------------    -------------
  Class S .........................................     (26,901,611)            --
                                                      -------------    -------------
Fund share transactions:
Proceeds from shares sold .........................      53,682,324      204,140,220
Reinvestment of distributions .....................      28,776,988        1,045,242
Cost of shares redeemed ...........................     (82,657,968)    (301,807,848)
                                                      -------------    -------------
Net increase (decrease) in net assets from Fund
   share transactions..............................        (198,656)     (96,622,386)
                                                      -------------    -------------
Increase (decrease) in net assets .................     (41,424,969)     (26,797,019)
Net assets at beginning of period .................     422,164,778      448,961,797
Net assets at end of period (including
   undistributed net investment income of             -------------    -------------
   $1,387,927 and $2,584,768, respectively) .......   $ 380,739,809    $ 422,164,778
                                                      -------------    -------------

    The accompanying notes are an integral part of the financial statements.

Financial Highlights
--------------------------------------------------------------------------------

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

Class AARP

--------------------------------------------------------------------------------
                                                          2001(c)      2000(a)
--------------------------------------------------------------------------------
Net asset value, beginning of period                     $22.75       $23.51
--------------------------------------------------------------------------------
Income (loss) from investment operations:
  Net investment income (loss) (b)                          .11         (.03)
--------------------------------------------------------------------------------
  Net realized gains on investment transactions            (.65)        (.73)
--------------------------------------------------------------------------------
  Total from investment operations                         (.54)        (.76)
--------------------------------------------------------------------------------
Less distributions from:
  Net investment income                                    (.18)          --
--------------------------------------------------------------------------------
  Net realized gains on investment transactions           (1.49)          --
--------------------------------------------------------------------------------
Total distributions                                       (1.67)          --
--------------------------------------------------------------------------------
Net asset value, end of period                           $20.54       $22.75
--------------------------------------------------------------------------------
Total Return (%)                                          (2.11)**     (3.23)**
--------------------------------------------------------------------------------

Ratios to Average Net Assets and Supplemental Data
--------------------------------------------------------------------------------
Net assets, end of period ($ millions)                      .16          .02
--------------------------------------------------------------------------------
Ratio of expenses (%)                                      1.92*        1.91*
--------------------------------------------------------------------------------
Ratio of net investment income (loss) (%)                  1.13*        (.15)**
--------------------------------------------------------------------------------
Portfolio turnover rate (%)                                  24*          42
--------------------------------------------------------------------------------

(a) For the period from October 2, 2000 (commencement of sales of Class AARP shares) to October 31, 2000.

(b)  Based on monthly average shares outstanding during the period.

(c)  For the six months ended April 30, 2001 (Unaudited).

*    Annualized

**   Not annualized

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.

Class S

---------------------------------------------------------------------------------------------------------------------------------
Years Ended October 31,                                       2001(a)      2000        1999        1998        1997       1996
---------------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of period                          $22.74       $19.95      $19.02      $25.12      $20.63     $16.22
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from investment operations:
  Net investment income (loss)(b)                                .11          .20(f)      .31         .34         .26        .25
---------------------------------------------------------------------------------------------------------------------------------
  Net realized and unrealized gain (loss) on investment
  transactions                                                  (.64)        2.64        1.63       (5.05)       4.49       4.30
---------------------------------------------------------------------------------------------------------------------------------
  Total from investment operations                              (.53)        2.84        1.94       (4.71)       4.75       4.55
---------------------------------------------------------------------------------------------------------------------------------
Less distributions from:
  Net investment income                                         (.18)        (.05)       (.37)       (.25)       (.26)      (.15)
---------------------------------------------------------------------------------------------------------------------------------
  Net realized gains on investment transactions                (1.49)          --        (.64)      (1.14)         --         --
---------------------------------------------------------------------------------------------------------------------------------
  Total distributions                                          (1.67)        (.05)      (1.01)      (1.39)       (.26)      (.15)
---------------------------------------------------------------------------------------------------------------------------------
Redemption fees (c)                                               --           --          --          --          --        .01
---------------------------------------------------------------------------------------------------------------------------------
Net asset value, end of period                                $20.54       $22.74      $19.95      $19.02      $25.12     $20.63
---------------------------------------------------------------------------------------------------------------------------------
Total Return (%)                                               (2.06)**     14.15       10.97      (20.23)      23.25      28.31(d)
---------------------------------------------------------------------------------------------------------------------------------
Ratios to Average Net Assets and Supplemental Data
---------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period
($ millions)                                                     381          422         449         504         883        622
---------------------------------------------------------------------------------------------------------------------------------
Ratio of expenses  before expense reductions (%)                1.92*        1.80(e)     1.96        1.87        1.89       1.96
---------------------------------------------------------------------------------------------------------------------------------
Ratio of expenses after expense reductions (%)                  1.92*        1.79(e)     1.96        1.87        1.89       1.96
---------------------------------------------------------------------------------------------------------------------------------
Ratio of net investment income (loss) (%)                       1.05*         .80        1.61        1.45         .98       1.32
---------------------------------------------------------------------------------------------------------------------------------
Portfolio turnover rate (%)                                       24*          42          48          44          42         22
---------------------------------------------------------------------------------------------------------------------------------

(a)  For the six months ended April 30, 2001 (Unaudited).

(b)  Based on monthly average shares outstanding during the period.

(c) Until September 5, 1996, upon the redemption or exchange of shares held by shareholders for less than one year, a fee of 2% was assessed and retained by the Fund for the benefit of the remaining shareholders.

(d) Shareholders redeeming shares held less than one year will have a lower total return due to the effect of the 2% redemption fee.

(e) The ratios of operating expenses excluding costs incurred in connection with the reorganization in fiscal 2000 before and after expense reductions were 1.79% and 1.79%, respectively.

(f) Net investment income per share includes non-recurring dividend income of $.05 per share.

*    Annualized


**   Not annualized

Notes to Financial Statements                                        (Unaudited)
--------------------------------------------------------------------------------

A. Significant Accounting Policies

Scudder Latin America Fund (the "Fund") is a non-diversified series of Scudder International Fund, Inc., (the "Corporation"), which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is organized as a Maryland Corporation.

The fund offers multiple classes of shares. The two classes of shares provide investors with different purchase options. Shares of Class AARP are especially designed for members of AARP. After December 29, 2000, Class S Shares of the Fund are generally not available to new investors.

Investment income, realized and unrealized gains and losses, and certain fund-level expenses and expense reductions, if any, are borne pro rata on the basis of relative net assets by the holders of both classes except that each class bears certain expenses unique to that class. Differences in class-level expenses may result in payment of different per share dividends by class. All shares of the Fund have equal rights with respect to voting subject to class-specific arrangements.

The Fund's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require the use of management estimates. Actual results could differ from those estimates. The policies described below are followed consistently by the Fund in the preparation of its financial statements.

Security Valuation. Investments are stated at value determined as of the close of regular trading on the New York Stock Exchange. Securities which are traded on U.S. or foreign stock exchanges are valued at the most recent sale price reported on the exchange on which the security is traded most extensively. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation is used. Securities quoted on the Nasdaq Stock Market ("Nasdaq"), for which there have been sales, are valued at the most recent sale price reported. If there are no such sales, the value is the most recent bid quotation. Securities which are not quoted on Nasdaq but are traded in another over-the-counter market are valued at the most recent sale price, or if no sale occurred, at the calculated mean between the most recent bid and asked quotations on such market. If there are no such bid and asked quotations, the most recent bid quotation shall be used.

Money market instruments purchased with an original maturity of sixty days or less are valued at amortized cost.

All other securities are valued at their fair value as determined in good faith by the Valuation Committee of the Board of Directors.

Foreign Currency Translations. The books and records of the Fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing exchange rates at period end. Purchases and sales of investment securities, income and expenses are translated into U.S. dollars at the prevailing exchange rates on the respective dates of the transactions.

Net realized and unrealized gains and losses on foreign currency transactions represent net gains and losses between trade and settlement dates on securities transactions, the disposition of forward foreign currency exchange contracts and foreign currencies, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. That portion of both realized and unrealized gains and losses on investments that results from fluctuations in foreign currency exchange rates is not separately disclosed but is included with net realized and unrealized gains and losses on investment securities.

Repurchase Agreements. The Fund may enter into repurchase agreements with certain banks and broker/dealers whereby the Fund, through its custodian or sub-custodian bank, receives delivery of the underlying securities, the amount of which at the time of purchase and each subsequent business day is required to be maintained at such a level that the market value is equal to at least the principal amount of the repurchase price plus accrued interest.

Forward Foreign Currency Exchange Contracts. A forward foreign currency exchange contract ("forward contract") is a commitment to purchase or sell a foreign currency at the settlement date at a negotiated rate. During the period, the Fund utilized forward contracts as a hedge against changes in the exchange rates relating to foreign currency denominated assets.

Forward contracts are valued at the prevailing forward exchange rate of the underlying currencies and unrealized gain/loss is recorded daily. Sales and purchases of forward contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset; otherwise, gain
(loss) is realized on settlement date. Realized and unrealized gains and losses which represent the difference between the value of a forward contract to buy and a forward contract to sell are included in net realized and unrealized gain
(loss) from foreign currency related transactions.

Certain risks may arise upon entering into forward contracts from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward contracts to hedge, the Fund gives up the opportunity to profit from favorable exchange rate movements during the term of the contract.

Taxes. The Fund's policy is to comply with the requirements of the Internal Revenue Code, as amended, which are applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Accordingly, the Fund paid no federal income taxes and no federal income tax provision was required.

The Fund was subject to a 0.30% Contribuicao Provisoria sobre Movimentacao Financiera (CPMF) tax which is applied to foreign exchange transactions representing capital inflows or outflows to the Brazilian market.

Distribution of Income and Gains. Distributions of net investment income, if any, are made annually. Net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed, and, therefore, will be distributed to shareholders at least annually.

The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations which may differ from accounting principles generally accepted in the United States of America. These differences primarily relate to investments in certain securities sold at a loss. As a result, net investment income (loss) and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

Other. Investment transactions are accounted for on the trade date. Interest income is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Certain dividends from foreign securities may be recorded subsequent to the ex-dividend date as soon as the Fund is informed of such dividends. Realized gains and losses from investment transactions are recorded on an identified cost basis. Other expenses in the Statement of Operations include ordinary changes of estimates in expenses.

B. Purchases and Sales of Securities

During the six months ended April 30, 2001, purchases and sales of investment securities (excluding short-term investments) aggregated $46,549,499 and $65,043,605, respectively.

C. Related Parties

Management Agreement. Under the Investment Management Agreement (the "Management Agreement") with Zurich Scudder Investments, Inc., formerly Scudder Kemper Investments, Inc., ("ZSI" or the "Advisor"), the Advisor directs the investments of the Fund in accordance with its investment objectives, policies and restrictions. The Advisor determines the securities, instruments and other contracts relating to investments to be purchased, sold or entered into by the Fund. In addition to portfolio management services, the Advisor provides certain administrative services in accordance with the Management Agreement. The management fee payable under the Management Agreement is equal to an annual rate of 1.25% of the first $1,000,000,000 of the Fund's average daily net assets and 1.15% of such net assets in excess of $1,000,000,000, computed and accrued daily and payable monthly.

Accordingly, for the six months ended April 30, 2001, the fee pursuant to the Management Agreement aggregated $2,500,392, which was equivalent to an annualized effective rate of 1.25% of the Fund's average daily net assets.

Administrative Fee. Under the Administrative Agreement (the "Administrative Agreement"), ZSI provides or pays others to provide substantially all of the administrative services required by the Fund (other than those provided by ZSI under its Management Agreement with the Fund, as described above) in exchange for the payment by the Fund of an administrative services fee (the "Administrative Fee") of 0.65% of average daily net assets for each class, computed and accrued daily and payable monthly.

Various third-party service providers, some of which are affiliated with ZSI, provide certain services to the Fund under the Administrative Agreement. Scudder Fund Accounting Corporation, a subsidiary of ZSI, computes the net asset value for the Fund and maintains the accounting records of the Fund. Scudder Service Corporation, also a subsidiary of ZSI, is the transfer, shareholder service and dividend-paying agent for the shares of the Fund. Scudder Trust Company, an affiliate of ZSI, provides subaccounting and recordkeeping services for shareholders in certain retirement and employee benefit plans. In addition, other service providers, not affliliated with ZSI provide certain services (i.e. custody, legal, audit) to the Fund under the Administrative Agreement. ZSI pays the service providers for the provision of their services to the Fund and pays other Fund expenses, including insurance, registration, printing, postage and other costs. Certain expenses of the Fund will not be borne by ZSI under the Administrative Agreement, such as taxes, brokerage, interest and extraordinary expense, and the fees and expenses of Independent Directors (including the fees and expenses of their independent counsel). For the six months ended April 30, 2001, the Administrative Fee was as follows:

                                                                     Unpaid at
             Administrative Fee              Total Aggregated     April 30, 2001
------------------------------------------   ----------------     --------------
Class AARP ..............................    $          315       $           72
Class S .................................         1,299,888              177,884
                                             --------------       --------------
                                             $    1,300,203       $      177,956
                                             --------------       --------------

Directors' Fees and Expenses. The Fund pays each Director not affiliated with the Advisor an annual retainer, plus specified amounts for attended board and committee meetings. For the six months ended April 30, 2001, Directors' fees and expenses aggregated $2,845.

Other Related Parties. AARP through its affiliates, monitors and approves the AARP Investment Program from ZSI. The Advisor has agreed to pay a fee to AARP and/or its affiliates in return for the use of the AARP trademark and services relating to investments by AARP members in Class AARP shares of the Fund. This fee is calculated on a daily basis as a percentage of the combined net assets of the AARP classes of all funds managed by ZSI. The fee rates, which decrease as the aggregate net assets of the AARP classes become larger, are as follows:
0.07% for the first $6,000,000,000 of net assets, 0.06% for the next $10,000,000,000 of such net assets and 0.05% of such net assets thereafter. These amounts are used for the general purposes of AARP and its members.

D. Investing in Emerging Markets

Investing in emerging markets may involve special risks and considerations not typically associated with investing in the United States of America. These risks include revaluation of currencies, high rates of inflation, repatriation restrictions on income and capital, and future adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, subject to government ownership controls, delayed settlements, and their prices more volatile than those of comparable securities in the United States of America.

E. Line of Credit

The Fund and several affiliated Funds (the "Participants") share in a $1 billion revolving credit facility with J.P. Morgan Chase & Co. for temporary or emergency purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. The Participants are charged an annual commitment fee which is allocated, pro rata based upon net assets, among each of the Participants. Interest is calculated at the Federal Funds Rate plus 0.5%. The Fund may borrow up to a maximum of 33 percent of its net assets under the agreement.

F. Share Transactions

The following table summarizes shares of capital stock and dollar activity in the Fund:

                           Six Months Ended                     Year Ended
                            April 30, 2001                   October 31, 2000
                   ------------------------------------------------------------------
                       Shares           Dollars          Shares           Dollars
Shares sold
-------------------------------------------------------------------------------------
Class AARP              9,995       $      215,784         1,438*     $       33,844*
Class S             2,456,070           53,466,540     8,340,107         204,106,376
                                    --------------                    --------------
                                    $   53,682,324                    $  204,140,220
                                    --------------                    --------------

Shares issued to shareholders in reinvestment of distributions
-------------------------------------------------------------------------------------
Class AARP                165       $        3,272            --      $           --
Class S             1,451,737           28,773,716        41,379           1,045,242
                                    --------------                    --------------
                                    $   28,776,988                    $    1,045,242
                                    --------------                    --------------

Shares redeemed
-------------------------------------------------------------------------------------
Class AARP             (3,570)      $     (75,651)         (478)*     $     (10,882)*
Class S            (3,940,219)        (82,582,317)  (12,318,111)       (301,796,966)
                                    --------------                    --------------
                                    $ (82,657,968)                    $(301,807,848)
                                    --------------                    --------------

Net increase (decrease)
-------------------------------------------------------------------------------------
Class AARP              6,590       $      143,405           960*     $       22,962*
Class S               32,412)            (342,061)   (3,936,625)         (96,645,348)
                                    --------------                    --------------
                                    $    (198,656)                    $ (96,622,386)
                                    --------------                    --------------

* For the period from October 2, 2000 (commencement of sales of Class AARP shares) to October 31, 2000.

Officers and Directors
--------------------------------------------------------------------------------

Linda C. Coughlin*
        o     President and Director

Henry P. Becton, Jr.
        o     Director; President, WGBH
              Educational Foundation

Dawn-Marie Driscoll
        o     Director; President, Driscoll
              Associates; Executive Fellow,
              Center for Business Ethics, Bentley
              College

Edgar R. Fiedler
        o     Director; Senior Fellow and
              Economic Counsellor, The
              Conference Board, Inc.

Keith R. Fox
        o     Director; General Partner,
              The Exeter Group of Funds

Jean Gleason Stromberg
        o     Director; Consultant

Jean C. Tempel
        o     Director; Managing Director,
              First Light Capital, LLC

Steven Zaleznick
        o     Director; President and
              Chief Executive Officer,
              AARP Services, Inc.

Thomas V. Bruns*
        o     Vice President

Irene T. Cheng*
        o     Vice President

Joyce E. Cornell*
        o     Vice President

Carol L. Franklin*
        o     Vice President

William F. Glavin*
        o     Vice President

Joan R. Gregory*
        o     Vice President

James E. Masur*
        o     Vice President

Paul H. Rogers*
        o     Vice President

Howard S. Schneider*
        o     Vice President

John Millette*
        o     Vice President and Secretary

Kathryn L. Quirk*
        o     Vice President and
              Assistant Secretary

John R. Hebble*
        o     Treasurer

Brenda Lyons*
        o     Assistant Treasurer

Caroline Pearson*
        o     Assistant Secretary


*Zurich Scudder Investments, Inc.

Investment Products and Services
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Scudder Funds
--------------------------------------------------------------------------------

Money Market                                U.S. Growth
  Scudder U.S. Treasury Money Fund          Value
  Scudder Cash Investment Trust               Scudder Large Company Value Fund
  Scudder Money Market Series --              Scudder Value Fund
   Prime Reserve Shares                       Scudder Small Company Value Fund
   Premium Shares
   Managed Shares                           Growth
  Scudder Tax Free Money Fund                 Scudder Classic Growth Fund
                                              Scudder Capital Growth Fund
                                              Scudder Large Company Growth Fund
Tax Free                                      Scudder Select 1000 Growth Fund
  Scudder Medium Term Tax Free Fund           Scudder Development Fund
  Scudder Managed Municipal Bonds             Scudder Small Company Stock Fund
  Scudder High Yield Tax Free Fund            Scudder 21st Century Growth Fund
  Scudder California Tax Free Fund
  Scudder Massachusetts Tax Free Fund
  Scudder New York Tax Free Fund            Global Equity
                                            Worldwide
U.S. Income                                   Scudder Global Fund
  Scudder Short Term Bond Fund                Scudder International Fund
  Scudder GNMA Fund                           Scudder Global Discovery Fund
  Scudder Income Fund                         Scudder Emerging Markets Growth Fund
  Scudder High Yield Opportunity Fund         Scudder Gold Fund

Global Income                               Regional

  Scudder Global Bond Fund                    Scudder Greater Europe Growth Fund
  Scudder Emerging Markets Income Fund        Scudder Pacific Opportunities Fund
                                              Scudder Latin America Fund
Asset Allocation                              The Japan Fund, Inc.
  Scudder Pathway Conservative Portfolio
  Scudder Pathway Moderate Portfolio        Industry Sector Funds
  Scudder Pathway Growth Portfolio            Scudder Health Care Fund
                                              Scudder Technology Innovation Fund

U.S. Growth and Income
  Scudder Balanced Fund
  Scudder Dividend & Growth Fund
  Scudder Growth and Income Fund
  Scudder Select 500 Fund
  Scudder S&P 500 Index Fund

--------------------------------------------------------------------------------
Retirement Programs and Education Accounts
--------------------------------------------------------------------------------

 Retirement Programs                        Education Accounts
   Traditional IRA                            Education IRA
   Roth IRA                                   UGMA/UTMA
   SEP-IRA                                    IRA for Minors
   Inherited IRA
   Keogh Plan
   401(k), 403(b) Plans
   Variable Annuities

--------------------------------------------------------------------------------
Closed-End Funds
--------------------------------------------------------------------------------

   The Argentina Fund, Inc.                 Montgomery Street Income Securities, Inc.
   The Brazil Fund, Inc.                    Scudder Global High Income Fund, Inc.
   The Korea Fund, Inc.                     Scudder New Asia Fund, Inc.

Scudder funds are offered by prospectus only. For more complete information on any fund or variable annuity registered in your state, including information about a fund's objectives, strategies, risks, advisory fees, distribution charges, and other expenses, please order a free prospectus. Read the prospectus before investing in any fund to ensure the fund is appropriate for your goals and risk tolerance. There is no assurance that the objective of any fund will be achieved, and fund returns and net asset values fluctuate. Shares are redeemable at current net asset value, which may be more or less than their original cost.

A money market mutual fund investment is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although a money market mutual fund seeks to preserve the value of your investment at $1 per share, it is possible to lose money by investing in such a fund.

The services and products described should not be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Scudder Investor Services, Inc.

Account Management Resources
--------------------------------------------------------------------------------

For shareholders of Scudder funds including those in the AARP Investment Program

           Convenient      Automatic Investment Plan
      ways to invest,
          quickly and      A convenient investment program in which money is
             reliably      electronically debited from your bank account monthly
                           to regularly purchase fund shares and "dollar cost average" -- buy more shares when the fund's price is lower and fewer when it's higher, which can reduce your average purchase price over time.*

                           Automatic Dividend Transfer

                           The most timely, reliable, and convenient way to purchase shares -- use distributions from one Scudder fund to purchase shares in another, automatically (accounts with identical registrations or the same social security or tax identification number).

                           QuickBuy

                           Lets you purchase Scudder fund shares electronically, avoiding potential mailing delays; money for each of your transactions is electronically debited from a previously designated bank account.

                           Payroll Deduction and Direct Deposit

                           Have all or part of your paycheck -- even government checks -- invested in up to four Scudder funds at one time.

                           * Dollar cost averaging involves continuous investment in securities regardless of price fluctuations and does not assure a profit or protect against loss in declining markets. Investors should consider their ability to continue such a plan through periods of low price levels.

     Around-the-clock      Automated Information Lines
     electronic account
     service and           Scudder Class S Shareholders:
     information,          Call SAIL(TM) -- 1-800-343-2890
     including some
     transactions          AARP Investment Program Shareholders:
                           Call Easy-Access Line -- 1-800-631-4636

                           Personalized account information, the ability to exchange or redeem shares, and information on other Scudder funds and services via touchtone telephone.

                           Web Site

                           Scudder Class S Shareholders --
                           myScudder.com

                           AARP Investment Program Shareholders --
                           aarp.scudder.com

                           Personal Investment Organizer: Offering account information and transactions, interactive worksheets, prospectuses and applications for all Scudder funds, plus your current asset allocation, whenever you need them. Scudder's site also provides news about Scudder funds, retirement planning information, and more.

--------------------------------------------------------------------------------

            Those who      Automatic Withdrawal Plan
            depend on
           investment      You designate the bank account, determine the
         proceeds for      schedule (as frequently as once a month) and amount
      living expenses      of the redemptions, and Scudder does the rest.
      can enjoy these
          convenient,      Distributions Direct
          timely, and
             reliable      Automatically deposits your fund distributions into
            automated      the bank account you designate within three business
           withdrawal      days after each distribution is paid.
             programs
                           QuickSell

                           Provides speedy access to your money by
                           electronically crediting your redemption proceeds to the bank account you previously designated.

             For more      Scudder Class S Shareholders:
          information
          about these      Call a Scudder representative at
             services      1-800-SCUDDER

                           AARP Investment Program Shareholders:

                           Call an AARP Investment Program representative at 1-800-253-2277

       Please address      For Scudder Class S Shareholders:
          all written
       correspondence      Scudder Investments
                   to      PO Box 219669
                           Kansas City, MO
                           64121-9669

                           For AARP Investment Program Shareholders:

                           AARP Investment Program

                           from Scudder Investments
                           PO Box 219735
                           Kansas City, MO
                           64121-9735

Notes
--------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------

About the Fund's Advisor

Zurich Scudder Investments, Inc., a leading global investment management firm, is a member of the Zurich Financial Services Group. Zurich Scudder Investments is one of the largest and most experienced investment management organizations in the world, managing more than USD 370 billion in assets for corporate clients, retirement and pension plans, insurance companies, mutual fund investors, and individuals worldwide. Headquartered in New York, Zurich Scudder Investments offers a full range of investment counsel and asset management capabilities, based on a combination of proprietary research and disciplined, long-term investment strategies.

Headquartered in Zurich, Switzerland, Zurich Financial Services Group is one of the global leaders in the financial services industry, providing its customers with products and solutions in the area of financial protection and asset accumulation.

This information must be preceded or accompanied by a current prospectus.

Portfolio changes should not be considered recommendations for action by individual investors.

AARP Investment Program
from Scudder Investments
PO Box 219735
Kansas City, MO 64121-9735
1-800-253-2277
aarp.scudder.com

Scudder Investments
PO Box 219669
Kansas City, MO 64121-9669
1-800-SCUDDER
myScudder.com

SCUDDER
INVESTMENTS

A member of [LOGO] Zurich Scudder Investments